EXHIBIT 2.3

[NOTE: Schedules and exhibits to this agreement omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.]

STOCK PURCHASE AGREEMENT

by and among

SHOP MANAGEMENT, LLC,

TABOOLA, INC.

AND, SOLELY FOR THE LIMITED PURPOSES OF SECTIONS 2.02(b), 7.01, 8.01, 10.02, and 12.21

TABOOLA.COM LTD.

July 22, 2021

Page

ARTICLE I PURCHASE AND SALE OF SOLD SHARES		1
1.01	The Purchase and Sale of Sold Shares	1
1.02	Closing Calculations	1
1.03	Final Closing Balance Sheet Calculation	2
1.04	Post-Closing Adjustment Payment	3
1.05	Escrow Account	3
1.06	Withholding	4

ARTICLE II THE CLOSING		4
2.01	The Closing	4
2.02	The Closing Transactions	4
2.03	Payments of Equity Consideration to Equityholders.	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		5
3.01	Organization and Power	5
3.02	Subsidiaries	6
3.03	Authorization; No Breach; Valid and Binding Agreement	6
3.04	Capitalization	7
3.05	Accredited Investor.	7
3.06	Financial Statements	8
3.07	Absence of Certain Developments; Undisclosed Liabilities	9
3.08	Real Property	9
3.09	Tax Matters	10
3.10	Contracts and Commitments	12
3.11	Intellectual Property	13
3.12	Litigation	15
3.13	Governmental Consents, etc	15
3.14	Employee Benefit Plans	15
3.15	Insurance	17
3.16	Compliance with Laws	17
3.17	Environmental Matters	17
3.18	Affiliated Transactions	17
3.19	Employees	18
3.20	Brokerage	19
3.21	Customers, Suppliers, Affiliated Networks and Publishers.	19
3.22	Anti-Corruption, Anti-Bribery Laws, Sanctions and Export Controls.	19
3.23	Ultimate Parent.	20
3.24	No Other Representations or Warranties	20

i

(contined)

Page

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		21
4.01	Organization and Power	21
4.02	Authorization	21
4.03	No Violation	21
4.04	Governmental Consents, etc	21
4.05	Litigation	21
4.06	Brokerage	21
4.07	SEC Reports and Financial Statements	22
4.08	Equity Consideration	23
4.09	Buyer Financial Resources	23
4.10	Solvency	24
4.11	Buyer Entity	24
4.12	No Other Representations	24

ARTICLE V COVENANTS OF SELLER		24
5.01	Conduct of the Business	24
5.02	Access to Books and Records	26
5.03	Efforts to Consummate	26
5.04	Exclusive Dealing	27
5.05	Payoff Letters and Lien Releases	27
5.06	Notification	27
5.07	280G	27
5.08	Financing Cooperation.	28
5.09	Trademark Phase-out	29
5.10	Transfer of Shares.	29
5.11	Directors and Officers	30
5.12	Financial Statements	30

ARTICLE VI COVENANTS OF BUYER		31
6.01	Access to Books and Records	31
6.02	Notification	31
6.03	Indemnification of Officers and Directors of Group Companies	31
6.04	Efforts to Consummate	32
6.05	Employee Matters	33
6.06	R&W Policy	33
6.07	Financing	34

ARTICLE VII CONDITIONS TO CLOSING		34
7.01	Conditions to Parent’s and Buyer’s Obligations	34
7.02	Conditions to Seller’s Obligations	35

ARTICLE VIII SURVIVAL		36
8.01	Survival	36

ARTICLE IX TERMINATION		37
9.01	Termination	37
9.02	Effect of Termination	38

(contined)

Page

ARTICLE X ADDITIONAL COVENANTS		39
10.01	Disclosure Schedules	39
10.02	Regulatory Approvals	39
10.03	Tax Matters.	41

ARTICLE XI DEFINITIONS		42
11.01	Definitions	42
11.02	Other Interpretive Provisions	55

ARTICLE XII MISCELLANEOUS		55
12.01	Press Releases and Communications	55
12.02	Expenses	55
12.03	Notices	56
12.04	Assignment	57
12.05	Severability	57
12.06	References	57
12.07	Construction	57
12.08	Amendment and Waiver	57
12.09	Complete Agreement	57
12.10	Third Party Beneficiaries	58
12.11	Waiver of Trial by Jury	58
12.12	Buyer Deliveries	58
12.13	Delivery by Facsimile or Email	58
12.14	Counterparts	58
12.15	Governing Law	58
12.16	Jurisdiction	58
12.17	No Recourse	59
12.18	Specific Performance	59
12.19	Provisions Respecting Legal Representation	59
12.20	Debt Financing Sources Provisions	60
12.21	Guarantee	60

INDEX OF EXHIBITS

Exhibit A	Reference Statement
Exhibit B	Form of Accredited Investor Questionnaire
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Seller Registration Rights Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 22, 2021, is made by and among Shop Management, LLC, a Delaware limited liability company (“Seller”), Taboola, Inc., a Delaware corporation (“Buyer”), and, solely for the limited purposes of Sections 2.02(b), 7.01, 8.01, 10.02 and 12.21, Taboola.com Ltd., a company organized under the laws of the State of Israel (“Parent”).  Seller and Buyer shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, Seller directly owns all of the issued and outstanding shares of capital stock designated on Schedule 3.04 (the “Sold Shares”) of Shop Holding Corporation, a Delaware corporation (the “Sold Company”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Buyer to enter into this Agreement, Parent and certain direct and indirect holders of equity securities of Seller are entering into a Holdback, Contribution and Exchange Agreement (each, a “Holdback Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Buyer to enter into this Agreement, Symphony Technology Group, LLC, STG III, L.P. and STG III-A, L.P. and Parent are entering into a Support Agreement (the “Support Agreement”) agreeing to certain matters with respect to the transactions contemplated by this Agreement; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Sold Shares, on the terms and subject to the limitations and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SOLD SHARES

1.01
The Purchase and Sale of Sold Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller will sell, assign and transfer to Buyer, and Buyer will purchase and acquire, all of Seller’s right, title and interest in and to the Sold Shares, free and clear of all Liens other than (i) generally applicable transfer restrictions imposed by federal and state or foreign securities Laws and (ii) Liens that may be created by or on behalf of Buyer or any of its Affiliates.

1.02
Closing Calculations. Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer (x) a statement setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good faith calculation of Seller’s estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”) and Transaction Expenses (“Estimated Transaction Expenses”), in each case, together with reasonable supporting documentation, and (c) the Estimated Consideration, the Holdback Equity (including a person-by-person breakdown), the Holdback Cash Amount (including a person-by-person breakdown) and the Closing Cash Payment (the “Estimated Closing Statement”) and (y) the Allocation Schedule.  The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.  Seller shall consider in good faith Buyer’s comments to the Estimated Closing Statement and Allocation Schedule and shall revise such statement or schedule, as applicable, if, based on its good faith assessment of Buyer’s comments, Seller determines such changes are warranted.

1.03
Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer shall deliver to Seller (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”) and (b) a statement showing Buyer’s good faith calculation of Cash, Indebtedness, Net Working Capital and Transaction Expenses (the “Closing Statement”).  The Closing Balance Sheet shall be prepared, and Cash, Indebtedness, Net Working Capital and Transaction Expenses shall be determined, in accordance with this Agreement and the Reference Statement.  The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.03 is to measure the amount of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and, in the case of Net Working Capital, such processes are not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining Net Working Capital than the Accounting Principles.  The calculations of Cash, Indebtedness and Net Working Capital in the Closing Statement will entirely disregard (i) any purchase accounting or other adjustments arising as a result of the transactions contemplated hereby or any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates or any other transaction entered into by Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments or changes that Buyer or its Affiliates initiates or makes or causes to be initiated or made at or after the Closing with respect to the Group Companies or their respective businesses or assets.  After delivery of the Closing Statement until the Final Consideration is determined, Seller and its accountants and other representatives shall be permitted reasonable access at reasonable times and upon reasonable notice to review the Group Companies’ books and records and any work papers related to the preparation of the Closing Statement.  Seller and its accountants and other representatives may make inquiries of Buyer, the Group Companies and their respective accountants and employees involved in the preparation of the Closing Statement regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use, and shall cause the Group Companies to use, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.  If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a statement setting forth, in reasonable detail, its objections thereto within thirty (30) days of receipt by Seller of the Closing Statement (an “Objections Statement”).  If an Objections Statement is not validly delivered by Seller to Buyer within such thirty (30) day period, then the amounts in the Closing Statement shall be final and binding on and non-appealable by the Parties.  Seller and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, Seller and Buyer shall submit such dispute to the New York, NY office of Deloitte Touche Tohmatsu Limited, or if they are not independent pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) at the time, another nationally recognized independent accounting firm reasonably acceptable to Buyer and Seller (the “Dispute Resolution Arbiter”).  Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute.  The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items that Seller and Buyer are unable to resolve.  The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.03.  Seller and Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement.  Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by Buyer and Seller that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non‑appealable by the Parties.  The costs and expenses of the Dispute Resolution Arbiter pursuant to this Section 1.03 shall be allocated by the Dispute Resolution Arbiter between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if Seller claims Final Consideration is $1,000 greater than the amount determined by Buyer and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 600 ÷ 1,000) to Buyer and forty percent (40%) (i.e., 400 ÷ 1,000) to Seller.

1.04
Post-Closing Adjustment Payment.

(a)
If the Final Consideration is greater than the Estimated Consideration, Buyer shall promptly (but in any event within two (2) Business Days) after the final determination of the Final Consideration pursuant to Section 1.03 pay to Seller the amount of such difference by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer.

(b)
If the Final Consideration is less than the Estimated Consideration, Buyer and Seller shall promptly (but in any event within two (2) Business Days) after the final determination of the Final Consideration pursuant to Section 1.03 deliver a joint written instruction to the Escrow Agent to pay to Buyer the absolute value of such difference by wire transfer of immediately available funds from the Escrow Account to one (1) or more accounts designated by Buyer to Seller and the Escrow Agent.  Seller shall not have any Liability for any amounts due pursuant to this Section 1.04(b) except to the extent of the funds available in the Escrow Account.

(c)
If Buyer fails to timely deliver the Closing Statement in accordance with Section 1.03, then, at the election of Seller in its sole discretion, either (i) the Final Consideration shall be deemed to equal the Estimated Consideration or (ii) Seller shall retain (at the expense of Buyer) the Dispute Resolution Arbiter to provide an audit or other review of the Group Companies’ books, review the calculation of the Estimated Consideration and make any adjustments necessary thereto, consistent with the provisions of Section 1.03, following which the Estimated Consideration, as adjusted, shall be deemed to be the Final Consideration hereunder (the determination of such Dispute Resolution Arbiter being conclusive and binding on the Parties).

(d)
Exhibit A sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by Seller in cooperation with Buyer setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital (and a reconciliation to GAAP of the various line items used in the Audited Balance Sheet).

1.05
Escrow Account. At the Closing, pursuant to Section 2.02(a), Buyer shall deposit $10,000,000 (such amount the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a customary form mutually agreed upon by Buyer and Seller in good faith and acceptable to the Escrow Agent, to be entered into on the Closing Date by Buyer, Seller and the Escrow Agent (the “Escrow Agreement”).  The Escrow Amount shall serve as a security for, and the sole source of payment of, Buyer’s rights pursuant to Section 1.04, if any.  Promptly following the determination of the Final Consideration, and the making of all payments due pursuant to Section 1.04, if any, if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then Buyer and Seller shall deliver a joint written instruction to the Escrow Agent to pay to Seller the Remaining Escrow Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

1.06
Withholding.  Notwithstanding any other provision of this Agreement, Buyer, its Affiliates and the Group Companies shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law, provided, however, that if any of Buyer, its Affiliates, Seller or the Group Companies reasonably determines that any such deduction or withholding is required (other than in respect of “wages” or other payments treated as compensation for services, backup withholding or pursuant to Section 1445 of the Code), (x) in the event such Person is Buyer or its Affiliates (including, following the Closing, the Group Companies), Buyer shall use commercially reasonable efforts to provide Seller, and (y) in the event such Person is Seller or, prior to the Closing, the Group Companies, Seller shall use commercially reasonable efforts to provide Buyer, in each case, with prompt written notice of such intended withholding, and the applicable payor shall use commercially reasonable efforts to assist the applicable payee to reduce or eliminate such withholding; provided, further, that no deduction or withholding shall be permitted with respect to payments made to Seller under this Agreement if Seller delivers the IRS Form W-9 described in Section 7.01(e)(v) except to the extent that such withholding is required by a change in Law following the date of this Agreement; provided, further, that any payments in respect of the Shop Holding Issuance (as defined in the Disclosure Schedules) and the Seller Issuance (as defined in the Disclosure Schedules) shall, notwithstanding the foregoing, be paid by Seller to the applicable Group Company and run through the Group Company’s payroll procedures and may be subject to withholding. Amounts so withheld and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE II

THE CLOSING

2.01
The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul Hastings LLP located at 101 California Street, San Francisco, California 94111, or remotely by the exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m. local time on the second Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to Buyer and Seller or (ii) such other date as Buyer and Seller may mutually agree in writing; provided that, notwithstanding anything in this Agreement to the contrary, unless Buyer otherwise consents in writing, the Closing shall not occur prior to August 30, 2021.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02
The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties and Parent shall consummate the following transactions at the Closing:

(a)
(i) if the Sold Shares are certificated, Seller shall deliver stock certificates (or local legal equivalent) evidencing the Sold Shares to be sold by Seller duly endorsed in blank, or accompanied by stock powers duly executed in blank, and (ii) if the Sold Shares are not certificated, stock powers duly executed in blank with respect to the Sold Shares;

(b)
Parent shall provide, on behalf of Buyer, evidence of the issuance of the Equity Consideration in book-entry form to Seller;

(c)
Buyer shall deposit the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement;

(d)
Buyer shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the Credit Agreements as set forth in the Payoff Letters, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the applicable Payoff Letters;

(e)
each of Buyer and Seller shall make such other deliveries as are required by Article VII hereof;

(f)
Buyer shall pay, or cause to be paid, on behalf of the Group Companies, the Transaction Expenses set forth in the Estimated Closing Statement, by wire transfer of immediately available funds as directed by Seller at least three (3) Business Days prior to the anticipated Closing Date; and

(g)
Buyer shall pay the Closing Cash Payment to the account(s) designated by Seller.

2.03
Payments of Equity Consideration to Equityholders.

(a)
Following receipt by Seller of the Equity Consideration pursuant to Section 2.02(b), Seller shall not distribute such Parent Ordinary Shares prior to the Final Tranche Sell Down Date, except to an Equityholder that is a Qualified Investor.

(b)
Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, in no event shall Parent and its Affiliates be obligated to issue to Seller or the Equityholders at the Closing, or shall Sellers or the Equityholders be entitled to receive from Parent and its Affiliates at the Closing, an aggregate number of Parent Ordinary Shares in excess of the Equity Consideration.

(c)
Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent or Buyer, or any of their respective Affiliates, it is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocations set forth therein are the sole responsibility of Seller and that Parent and Buyer and, after the Closing, the Group Companies, and their respective Affiliates shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer, as of the date hereof, as follows:

3.01
Organization and Power.

(a)
Each of Seller and the Sold Company is a legal entity duly organized, incorporated or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization, incorporation or formation.  Sold Company has all requisite corporate power and authority necessary to own and operate its properties and other assets and to carry on its businesses as now conducted, except where the failure to hold such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.  Sold Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  True and complete copies of the certificate of incorporation, bylaws or equivalent organizational documents (collectively, the “Organizational Documents”) of the Company, in effect as of the date hereof, have been made available to Buyer.

(b)
There are no pending, or to the knowledge of Seller, threatened, actions for the dissolution, liquidation or insolvency of any Group Company.  True and complete copies of the Organizational Documents of the Subsidiaries of the Company, in effect as of the date hereof, have been made available to Buyer.  None of the Group Companies is in violation of its Organizational Documents in any material respect.

3.02
Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Sold Company, its name, place of incorporation or formation, and the Person(s) owning the outstanding equity interests of such Subsidiary, including the percentage of equity interests owned by each such Person.  Each of the Subsidiaries identified on Schedule 3.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own and operate its properties and other assets and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect.  Neither the Sold Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other interest (whether equity or debt) in any corporation, organization or entity that is not a Group Company.  All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Sold Company are owned directly or indirectly by the Sold Company, alone or together with one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than (i) Permitted Liens, and (ii) generally applicable transfer restrictions imposed by federal and state or foreign securities

3.03
Authorization; No Breach; Valid and Binding Agreement.

(a)
The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)
Except for (x) compliance with and filings under the HSR Act, and (y) any violation, conflict, breach or default resulting solely from Buyer being party to the transactions contemplated hereby, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the Organizational Documents of any Group Company in any material respect, (ii) with or without notice or lapse of time or both, violate or result in a breach of or constitute a violation or default under, or give rise to any acceleration of any rights or obligations, right of payment, termination or cancellation under, any Contract of any Group Company, or (iii) violate any Law to which any of the Group Companies is subject or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or other assets of any of the Group Companies, except where the failure of any of the representations and warranties contained in clause (ii), (iii) or (iv) above to be true would not have a Material Adverse Effect.

(c)
This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Remedies Exception”).

3.04
Capitalization.

(a)
The number of authorized, issued and outstanding shares of capital stock of the Sold Company is set forth on Schedule 3.04.  Each issued and outstanding share of capital stock of the Sold Company is owned, beneficially and of record, by Seller.  All of the issued and outstanding shares of capital stock of the Sold Company are duly authorized for issuance and are validly issued, fully paid and non-assessable, free and clear of any and all Liens (other than any restrictions on the sale, transfer or other disposition of such shares of capital stock as a result of such securities not having been registered under the Securities Act or any state or foreign securities Laws).  There are (i) no existing Contracts of any character to which any of the Group Companies are a party or otherwise subject to requiring, and there are no securities of any Person outstanding that upon conversion, exercise or exchange would require, the issuance, sale or transfer of any shares of capital stock of, or other equity interests in, any of the Group Companies or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of, or other equity interests in, any of the Group Companies and (ii) no outstanding or authorized shares of restricted stock, restricted stock units, equity appreciation, phantom equity, profit participation or similar rights with respect to any Group Company.  Neither Seller nor any of the Group Companies is a party to, or otherwise subject to, any Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition or registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, the capital stock of, or other equity interests in, any of the Group Companies.

(b)
Each of Shop Holding, LLC (“Seller Parent”) and Seller (a) was formed solely for the purpose of holding the issued and outstanding stock of Seller and the Sold Shares, respectively, (b) does not own any assets or properties (other than the issued and outstanding stock of Seller and the Sold Shares, respectively, and Tax assets and assets incidental to maintaining its legal status or ownership of such equity interests), (c) does not have any employees, (d) does not have any Liabilities or obligations (other than Tax liabilities, de minimis Liabilities incidental to maintaining its legal status or ownership of such equity interests and Transaction Expenses), (e) is not a party to any Contract or transaction (other than the Organizational Documents of such entity, agreements in respect of purchasing the Company’s equity interests and their respective equity interests, Equity Plans, a prior agreement for the sale of the Company, the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party) and (f) has not conducted any business operations prior to the date of this Agreement (other than organizational activities, opening and maintaining bank accounts, and those operations conducted in connection with its acquisition of and ownership of the Group Companies), and will not have conducted any business operations prior to the Closing (other than those operations required pursuant to this Agreement and the transactions contemplated hereby).

3.05
Accredited Investor.

(a)
Seller is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Parent and qualifies as an “accredited investor” as defined in the Securities Act.

(b)
The Parent Ordinary Shares to be acquired by Seller in connection with the consummation of the transactions contemplated hereby (the “Acquired Parent Ordinary Shares”) are being acquired for Seller’s own account, for investment purposes, and without a view to any distribution thereof.

(c)
Seller has been afforded access to information about Parent and the financial condition, results of operations, business, property and management of Parent sufficient to enable it to evaluate its investment in the Acquired Parent Ordinary Shares.  Seller has reviewed the financial statements of Parent and such other documents as Seller has reasonably deemed advisable.  Seller and its advisors, if any, have been afforded the opportunity to ask questions of Parent.  Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Acquired Parent Ordinary Shares.

(d)
Seller understands that its investment in the Acquired Parent Ordinary Shares involves a high degree of risk and the Acquired Parent Ordinary Shares are, therefore, a speculative investment.  Seller is able to bear the economic risk of its investment in the Acquired Parent Ordinary Shares for an indefinite period of time, and is presently able to afford the complete loss of such investment.

(e)
Seller acknowledges that it has conducted to its reasonable satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of Parent and, in making the determination to acquire the Acquired Parent Ordinary Shares, has relied solely on the results of its own independent investigation, and is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Parent or any of its officers, employees, agents, advisors or affiliates.  Seller further acknowledges and agrees that Buyer has made no representations or warranties either expressed or implied as to the accuracy or completeness of any information regarding Parent furnished or made available to Seller and its representatives, and Seller shall have no claim with respect to any information, documents or materials furnished by or on behalf of Parent or Buyer to Seller.

(f)
Seller understands that (i) the Acquired Parent Ordinary Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations the Acquired Parent Ordinary Shares may be resold without registration under the Securities Act only in certain limited circumstances; (ii) in the absence of an effective registration statement covering the Acquired Parent Ordinary Shares or an available exemption from registration under the Securities Act, the Acquired Parent Ordinary Shares may not be sold; and (iii) no Governmental Entity has passed on or made any recommendation or endorsement of the Acquired Parent Ordinary Shares or the fairness or suitability of the investment in the Acquired Parent Ordinary Shares, nor has any Governmental Entity passed upon or endorsed the merits of the offering of the Acquired Parent Ordinary Shares.

(g)
Seller, in making its decision to purchase the Acquired Parent Ordinary Shares, has made its own investment decision regarding its purchase of the Acquired Parent Ordinary Shares (including the income tax consequences of purchasing, owning or disposing of the Acquired Parent Ordinary Shares in light of Seller’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction).

(h)
Seller has not had a “disqualifying event” described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

(i)
Seller understands that Parent, as the issuer of the Acquired Parent Ordinary Shares, is relying in part upon the representations and agreements contained in this Agreement for the purpose of determining whether the offer, sale and issuance of the Acquired Parent Ordinary Shares meets the requirements for an applicable exemption from registration under the Securities Act.

3.06
Financial Statements. Schedule 3.06 contains copies of the (i) unaudited consolidated balance sheet of the Group Companies as of May 31, 2021 (the “Latest Balance Sheet”) and the related statement of income for the 5-month period ended May 31, 2021 and (ii) audited consolidated balance sheet and statements of operations, and cash flows for the fiscal years ended December 31, 2020 and December 31, 2019 (such audited consolidated balance sheet as of December 31, 2020, the “Audited Balance Sheet” and such financial statements, together with the financial statements referred to in clause (i), the “Financial Statements”) have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies as of the times and for the periods referred to therein, subject in the case of the Latest Balance Sheet to changes resulting from normal year-end adjustments, which are not material in the aggregate.

3.07
Absence of Certain Developments; Undisclosed Liabilities.

(a)
Since the date of the Latest Balance Sheet, (A) the business of the Group Companies has been conducted, in all material respects, in the Ordinary Course of Business and (B) none of the Group Companies has:

(i)
suffered a Material Adverse Effect;

(ii)
declared, authorized or effected any recapitalization, reclassification, distribution, dividend, equity split, subdivision, combination or like change in its capitalization;

(iii)
subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens (other than in the Ordinary Course of Business);

(iv)
sold, assigned or transferred any material portion of its properties or assets, except in the Ordinary Course of Business and except for sales of obsolete assets or assets with de minimis or no fair market value;

(v)
sold, assigned, transferred, abandoned or permitted to lapse, licensed, incurred any Lien (other than a Permitted Lien) on, or otherwise failed to take any action necessary to maintain, enforce and protect any material Company IP, except non-exclusive licenses in the Ordinary Course of Business;

(vi)
made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business or pursuant to any existing agreement;

(vii)
made any material capital expenditures or commitments therefor, except (x) in the Ordinary Course of Business and (y) for such capital expenditures or commitments therefor that are reflected in the Group Companies’ current budget that has been made available to Buyer;

(viii)
amended or authorized the amendment of its Organizational Documents;

(ix)
made any change in its accounting methods, principles or practices, except as required by GAAP;

(x)
suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not fully covered by insurance; or

(xi)
adopted a plan or agreement of complete or partial liquidation or dissolution.

(b)
No Group Company has any Liability, except for Liabilities (a) accrued or specifically reserved against in the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (c) incurred in connection with this Agreement or the transactions contemplated hereby, (d) pursuant to the terms of any Contract to which any Group Company is party (other than Liabilities for default, breach or non-performance thereunder) (e) for Taxes or (f) that would not have a Material Adverse Effect.

3.08
Real Property.

(a)
Schedule 3.08(a) sets forth a list of all material real property that any Group Company uses or occupies, or has the right to use or occupy (collectively, the “Leased Realty”).  Seller has provided Buyer with true, correct and complete copies of all Leases (including all modifications, amendments and supplements thereto).

(b)
A Group Company possesses a valid leasehold interest in the Leased Realty pursuant to the leases set forth on Schedule 3.08(a) (the “Leases”), free and clear of any Liens except Permitted Liens.  Each Lease is in full force and effect and enforceable against the Group Company party to such Lease and, to the knowledge of Seller, each other party thereto in accordance with its terms.  With respect to each Lease and except as would not have a Material Adverse Effect or materially and adversely affect the current use by the Group Companies of the Leased Realty, (i) to the knowledge of Seller, there are no disputes with respect to such Lease and (ii) no Group Company has collaterally assigned or granted any other security interest in such Lease or any interest therein.  None of the Group Companies or, to the knowledge of Seller, any other party thereto is in material breach of or default under any of the Leases and, to the knowledge of Seller, no event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material breach of or default under any of the Leases.

(c)
There is no Owned Real Property.

3.09
Tax Matters.

(a)
The Group Companies have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.  All material Taxes (whether or not shown as owing by the Group Companies on all such Tax Returns) required to be paid with respect to the Group Companies have been fully and timely paid.  All material amounts required to be withheld by the Group Companies in connection with any amounts paid or owing to any supplier, independent contractor, creditor, equity holder or other third party for Taxes have been duly and timely withheld and such withheld Taxes have been duly and timely paid to the proper Governmental Entity in material compliance with all applicable Laws.

(b)
No Group Company is the subject of a Tax audit, investigation or examination by any Governmental Entity with respect to any material Taxes of any such Group Company.  No Governmental Entity has asserted in writing or, to the knowledge of Seller, orally, any deficiency, adjustment or claim with respect to Taxes of the Group Companies against the Group Companies that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.

(c)
None of the Group Companies has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Group Companies after the Closing Date.

(d)
No Group Company (i) is, or during any taxable period for which the period of assessment or collection remains open has been, a member of an affiliated, consolidated, combined, unitary or similar group (other than any such group the common parent of which is a Group Company) or (ii) has any liability for Taxes of any Person (other than the Group Companies) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law applicable to the Group Companies) or (B) as a transferee or successor.

(e)
No Group Company has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(f)
No claim that remains pending has been made to a Group Company by any Taxing Authority, in a jurisdiction where such Group Company has not filed a particular type of Tax Return or paid a particular type of Tax, that such Group Company is or may be required to file such type of Tax Return with or pay such type of Tax.

(g)
Since January 1, 2017, no Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(h)
None of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) by reason of any change in, or use of improper, method of accounting by such Group Company prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing by or with respect to such Group Company; (iii) any installment sale or open transaction made prior to the Closing made by or with respect to such Group Company; (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date by such Group Company, in each case, outside of the Ordinary Course of Business; or (v) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date by such Group Company.

(i)
None of the Group Companies has any obligation to make any payment described in Section 965(h) of the Code.

(j)
None of the Group Companies is a party to or bound by any Tax Sharing Agreement, and none of the Group Companies is obligated to make any payments to a former or current owners of any Tax benefit.

(k)
None of the Group Companies has any liability with respect to Deferred Taxes.

(l)
None of the Group Companies is subject to income Tax in any jurisdiction other than the country in which it was organized.  Each of the Group Companies is a non-Israeli resident company that never had any activities in Israel, and its activity is and always has been controlled and managed outside of Israel.  Each of the Group Companies’ respective directors, officers, managers and general managers are non-Israeli residents and conducted its activity solely outside of Israel.  Neither Group Company nor any of the equityholders of any of the Group Companies is an Israeli resident or has a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in Israel to which its holdings in such Group Company can be attributed.

(m)
No UK Group Company is party to an arrangement that has been entered into by such Group Company on or prior to the date of this Agreement and that pursuant to the hybrid and other mismatch rules in Part 6A of the United Kingdom Taxation (International and Other Provisions) Act 2010 (the “UK Hybrid Rules”) will either restrict the deduction of any amount or require any amount to be included in income for United Kingdom corporation tax purposes that would not otherwise be included in respect of any UK Group Company.

(n)
To the knowledge of Seller, no elections under section 431 of the United Kingdom Income Tax (Earnings and Pensions) Act 2003 have been entered into in respect of any acquisitions of employment related securities by employees. Except where no material UK Tax liability would arise to a Group Company, the employees of the UK Group Company have paid no less than "unrestricted market value" (at the date of acquisition) for their employment related securities in the Company based on independent valuation analysis for UK tax purposes.  Membership interests in each of Seller and Seller Parent are treated as securities for UK tax purposes.

(o)
None of the Group Companies (i) is a tax resident in Israel or has taxable presence in Israel, or (ii) to the Knowledge of the Seller, has any direct or indirect shareholder or member which is an Israeli tax resident or has a fixed place of business in Israel and who holds, directly or indirectly, 5% or more of such Group Company’s equity.  To Seller's Knowledge, no Holder (as defined in the Holdback Agreement) is an Israeli tax resident.

(p)
Each Incentive Unit (as defined in the Holdback Agreements) granted to any Person who is a United States tax resident satisfies the requirements to constitute “profits interests” for U.S. federal income tax purposes as described in Revenue Procedures 93-27 and 2001-43.  Each of Seller and Seller Parent received from each of their respective grantees of an Incentive Unit who is a United States tax resident a copy of a timely and effective election with the Internal Revenue Service under Section 83(b) of the Code relative to each grant of Incentive Units.

(q)
Notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties set forth in this Section 3.09 and in Section 3.06, Section 3.08 and Section 3.14 shall constitute the sole and exclusive representations and warranties made by Seller and the Company with respect to Tax matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Tax matters, and (ii) neither Seller nor the Company makes any representation or warranty with respect to the existence, availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount, tax basis or any other Tax attributes of any of the Group Companies with respect to taxable periods (or portions thereof) beginning after the Closing Date.

3.10
Contracts and Commitments.

(a)
Except for any Leases or guarantees entered into in connection with any Leases, or as set forth on Schedule 3.10(a), and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to any:

(i)
Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material portion of the assets of the Group Companies;

(ii)
guaranty of any obligation for borrowed money or other material guaranty;

(iii)
lease or Contract under which it is lessee, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000 (excluding the Leases);

(iv)
Contract with any Specified Customer or Specified Supplier;

(v)
Contract with any Specified Affiliated Network;

(vi)
Contracts with any Specified Publisher;

(vii)
Contracts relating to any business acquisition or disposition entered into by any Group Company within the last three (3) years, or with respect to which there are any remaining material obligations;

(viii)
any partnership, joint venture or other similar agreement or arrangement;

(ix)
any Contract providing for the settlement or compromise of any Action relating to the Group Companies within the past three (3) years that has obligated a Group Company to pay an amount in excess of $25,000, or that imposes material ongoing obligations or restrictions on any of the Group Companies;

(x)
Contracts granting to a Group Company any licenses to Intellectual Property Rights owned by a third party (other than (A) “off-the-shelf” or other commercially available software or software services with annual costs of less than $100,000, (B) Contracts entered into with employees, contractors, consultants, service providers, resellers or distributors in the Ordinary Course of Business, (C) confidentiality agreements entered into in the Ordinary Course, and (D) Open Source Software agreements;

(xi)
Contracts pursuant to which a Group Company grants to a third party any licenses to Company IP (other than non-exclusive licenses granted in the Ordinary Course of Business);

(xii)
Contract that (A) restrains the ability of a Group Company to compete or conduct business in a product line or line of business or in any territory or (B) restricts a Group Company from purchasing any product or service exclusively from any Person or that contains a “most favored nation” or similar provision;

(xiii)
Contract with any employee or individual independent contractor with any Group Company which provides for annual base compensation in excess of $200,000, excluding offer letters which provide for at-will employment and no severance obligations; or

(xiv)
any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company.

(b)
Buyer either has been supplied with, or has been given access to, a true and correct copy of all written Contracts that are referred to or required to be referred to on Schedule 3.10(a) (collectively, such Contracts whether or not written, the “Material Contracts”).

(c)
Each Material Contract is valid and binding on the Group Companies and is in full force and effect (except as limited by the Remedies Exception).  No Group Company has, in any material respect, violated or breached, or committed any default under, any Material Contract.  To the knowledge of Seller, no other Person has materially violated or breached, or committed any material default under, any Material Contract.  No event has occurred and is continuing through any Group Company’s actions or inactions or, to the knowledge of Seller, any actions or inactions by any other party thereto, that will result in a material violation or breach of any of the provisions of any Material Contract.

3.11
Intellectual Property.

(a)
All (i) issuances, registrations and applications for the registration or issuance of any Intellectual Property Rights under the authority of any Governmental Entity owned or purported to be owned by or exclusively licensed to any Group Company as of the date hereof, and (ii) Internet domain names registered by or in the name of any Group Company, are set forth on Schedule 3.11(a) (such issuances, registrations and applications set forth on Schedule 3.11(a)(i), collectively, “Registered IP”).  All Registered IP used in or necessary for the conduct of the business of the Group Companies as currently conducted are subsisting, enforceable and valid.

(b)
The Group Companies own all right, title and interest in or have the right to use, and will continue to have the valid and enforceable right to use immediately after the Closing, all material Technology and Intellectual Property Rights used in or otherwise needed to conduct their businesses as currently conducted.  The Group Companies own the Company IP free and clear of all Liens, other than Permitted Liens.

(c)
Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss, or material encumbrance or impairment, of any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person, including, without limitation, pursuant to the terms of any source code escrow agreement; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP; or (iv) to Seller’s knowledge, the encumbrance of any of the Intellectual Property Rights licensed to or owned by Buyer.

(d)
Each Person who is or was an employee, or contractor of any Group Company and who contributed to the creation or development of any Company IP (including any Company Product included among the Company IP) that is used in and material to the conduct of the business of the Group Companies as currently conducted has signed a valid and enforceable agreement with the applicable Group Company pursuant to which such Person presently assigns sole and exclusive ownership interest in and to any and all Technology and Intellectual Property Rights included among the Company IP to a Group Company (or a Group Company owns such Technology and/or Intellectual Property Right, as applicable, by operation of law) and such agreement contains confidentiality provisions protecting the Company IP (or such employee or contractor was or is, as applicable, otherwise subject to valid and enforceable obligations of confidentiality protecting the Company IP) and, to the Seller’s knowledge, no such agreement has been breached or violated.  No Group Company is under any obligation, whether written or otherwise, to develop any software code for any third party (including any customer or end user) whereby such third party will own or have an exclusive license to such software code.

(e)
Since January 1, 2019, no Group Company has received any written notices or other written communications alleging infringement, misappropriation or other violation by any Group Company from any third party with respect to any third-party Intellectual Property Rights or contesting the use, or ownership, validity or enforceability of any Company IP (other than routine and non-material office actions and similar correspondences issued in the ordinary course in connection with the prosecution or maintenance of issuances, registrations or applications to issue or register Intellectual Property Rights), nor are any claims pending or threatened in writing against any Group Company alleging infringement, misappropriation or other violation by any Group Company of any third party’s Intellectual Property Rights or contesting the use, ownership, validity or enforceability of any Company IP, in each of the foregoing instances, that have had or are reasonably likely to have a material and adverse impact on any of the Group Companies or their ability to conduct the business as currently conducted.

(f)
No Group Company has violated, misappropriated or infringed, and no Group Company is currently infringing on, misappropriating or otherwise violating, the Intellectual Property Rights of any other Person, and, to the Seller’s knowledge, no other Person is infringing, misappropriating or otherwise violating any Company IP.

(g)
The Group Companies take commercially reasonable steps to maintain the confidentiality of (i) trade secrets and (ii) other proprietary information of a confidential nature (in each of (i) and (ii), that is included among the Company IP and material to the conduct of the business of the Group Companies as currently conducted).  No Group Company has disclosed any such trade secret or such proprietary information to any third party except pursuant to valid and enforceable confidentiality or non-disclosure obligations restricting any such third party from making unauthorized  disclosure of any such any such trade secret or such proprietary information.

(h)
No funding from any Governmental Entity was used in the development of any material Company IP and no Governmental Entity has a material claim or right to claim any material right in such Company IP.

(i)
The Group Companies possess all source code and other materials used in and necessary to compile and operate the Company Products included among the Company IP and no Group Company has delivered, licensed, disclosed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product that embodies and is included among the Company IP to any Person (other than to employees, contractors, consultants or other third party service providers for the limited purpose of providing services to or on behalf of a Group Company and subject to valid and enforceable obligations of confidentiality and restrictions on unauthorized use).  The Company Products included among the Company IP operate in accordance with their documentation in all material respects.

(j)
No Group Company has used any Open Source Software in a manner or fashion that, pursuant to the Open Source Software license terms under which such Open Source Software is used, would: (i) require the licensing, disclosure or distribution of any source code for any software included in the Company IP (“Company Owned Software”) to licensees or any other Person, (ii) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing any Company Owned Software or that such software must be made available at no charge or otherwise licensed to third parties, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any Company Owned Software (except as required or permitted pursuant to applicable Law), or (iv) require the licensing of any Company Owned Software to any other Person to make derivative works or other modifications to the Company Owned Software.

(k)
None of the Company Products or Company Owned Software  (i) contains any virus, bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product other than those discovered and corrected in the normal course of support and maintenance procedures; or (ii) currently fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Owned Software or Company Product.

(l)
To the Seller’s knowledge, since January 1, 2019, the Group Companies and the conduct of their businesses have at all times complied, and are currently in compliance, in all material respects with all applicable Data Security Requirements.  No Actions have been asserted or threatened against the Group Companies by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any applicable Laws, rules, policies, procedures or contracts.

(m)
The IT Assets operate and perform in a manner that permits the Group Companies to conduct their respective businesses as currently conducted in all material respects.  The Group Companies take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  Since January 1, 2019, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

3.12
Litigation. There is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) (“Action”) pending, at Law or in equity, or before or by any Governmental Entity or arbitrator, or, to the knowledge of Seller, threatened against any Group Company or their respective properties, assets or business.  No Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity or arbitrator (“Order”).

3.13
Governmental Consents, etc. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (ii) as set forth on Schedule 3.13, (a) none of the Group Companies or Seller is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any Governmental Entity is required to be obtained by any Group Company or Seller in connection with Seller’s execution, delivery or performance of this Agreement or the consummation of any transaction contemplated hereby.

3.14
Employee Benefit Plans.

(a)
Schedule 3.14(a) sets forth, as of the date hereof, each material Company Plan.  With respect to each material Company Plan, Seller has provided or made available to Buyer or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series) and the schedules thereto, (iii) the most recent financial statements, (iv) the most recent favorable determination letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code and (v) any material non-routine correspondence within the past three years to or from the Internal Revenue Service, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other Governmental Authority.

(b)
No Company Plan is (i) a Multiemployer Plan (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is otherwise subject to Title IV of ERISA, or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(42) of ERISA).  No Company Plan provides post-employment or retiree health or other welfare benefits other than health continuation coverage pursuant to COBRA or other applicable Law.  No Group Company has, or is reasonably expected to have, any actual or contingent liability with respect to any plan subject to Title IV of ERISA or Section 412 or 430 of the Code, any Multiemployer Plan or otherwise with respect to Section 4980B of the Code, including by reason of being a single employer with any other entity as determined under Section 414 of the Code.

(c)
Each Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan and, to the knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Plan.  The Group Companies have complied in all material respects with the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Group Companies to material Liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act.

(d)
None of the Group Companies has engaged in any transaction with respect to any Company Plan that would subject, or would reasonably be expected to subject, the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  With respect to any Company Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company to incur any material liability under ERISA or the Code.

(e)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) reasonably be expected to cause (i) the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, individual independent contractor, officer or director of the Group Companies, (ii) material payments or benefits to become due or payable to any current or former employee, individual independent contractor, officer or director of the Group Companies, (iii) a material breach of any Company Plan or (iv) payment of any amount that, individually or together with any other such amounts, could reasonably be expected to result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)
No Group Company is party to, nor has any current or contingent obligation to indemnify or gross-up any Person for, any Tax under Section 4999 of the Code or Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax laws).

(g)
Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Group Companies, each Group Company that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code and in which any employee, individual independent contractor, officer or director participates or has participated in, complies with, and has been maintained in form and operation in accordance in all material respects with the requirements of, Section 409A of the Code, and no amount under any such Company Plan is, has been or is expected to be subject to penalties or interest and/or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(h)
As of the date hereof, to the knowledge of Seller, no employee, individual independent contractor, officer or director of any Group Company receiving an annual base compensation in excess of $200,000 has indicated in writing to the Group Company that he or she intends to resign or retire within one (1) year after the Closing Date.

(i)
Each Company Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (a “Foreign Benefit Plan”), which is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the knowledge of Seller, has been maintained in good standing with applicable requirements of Governmental Entities, and if intended to qualify for special tax treatment, to the knowledge of Seller, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans.

3.15
Insurance.   All of the insurance policies or binders of the Group Companies are in full force and effect, no notice of cancellation has been received and no Group Company is in material default with respect to its obligations, and there is no event that, with notice or lapse of time or both, would constitute a default by any insured, in each case under any of such insurance policies.  Seller has made available to Buyer true and accurate copies of all such policies or binders.

3.16
Compliance with Laws. Each of the Group Companies is, and at all times since January 1, 2019 have been, in compliance with all applicable Laws of applicable Governmental Entities and Orders that are applicable to the Group Companies or to the products, conduct of the business or operations of the Group Companies, in each case, in all material respects.  All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct, and material to, the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being complied with in all material respects.  Except as would not have a Material Adverse Effect, no Group Company has received written notice from any Governmental Entity threatening to suspend, revoke or modify any Permit.

3.17
Environmental Matters.

(a)
The Group Companies are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by a Group Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) in all material respects.  Except as would not have a Material Adverse Effect, no Group Company (i) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Materials in violation of any applicable Environmental Law or (ii) to the knowledge of Seller, owns or operates any property or facility contaminated by any Hazardous Materials which would reasonably be expected to result in liability to the Group Companies under applicable Environmental Law.

(b)
There is no material Environmental Claim pending or, to the knowledge of Seller, threatened against the Group Companies.

(c)
Seller has delivered or otherwise made available for inspection to Buyer complete and correct copies of material studies, audits, assessments, memoranda and investigations regarding the Group Companies’ compliance with applicable Environmental Laws that are in the possession of the Group Companies and that have been prepared in the last three years.

3.18
Affiliated Transactions. No (i) officer or member of the board of directors (or equivalent body) of any of the Group Companies, UPE, STG III-A, L.P. (together with UPE, the “STG Funds”) or any of their Affiliates, (ii) individual in such officer’s or director’s immediate family or (iii) Affiliate of the Group Companies (other than another Group Company) or the STG Funds or any of their Affiliates (other than another Group Group) is a party to any Contract or transaction with any Group Company (other than arising under or in connection with employment related Contracts, Employee Plans and confidentiality Contracts or other Contracts incident to such Person’s employment with a Group Company) or has any interest in any property used by any Group Company with a value in excess of $150,000.

3.19
Employees.

(a)
Each Group Company is in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment or misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.  There has not been since January 1, 2019 any action relating to, or any allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, in each case involving any Group Company or any other current or former employee, officer or director of any Group Company, nor has there been since January 1, 2019, to the knowledge of Seller, any settlements or similar out-of-court or pre-litigation agreements relating to any such matters, nor to the knowledge of Seller has any such action been threatened.

(b)
No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of Seller, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization.  There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes, pending or, to the knowledge of Seller, threatened against or involving any employees of the Group Companies or the Group Companies.  There are no unfair labor practice complaints pending or, to the knowledge of Seller, threatened against any Group Company before the National Labor Relations Board or any other Governmental Authority.

(c)
No employee layoff, furlough, facility closure or shutdown, reduction-in-force or reduction in salary or wages affecting any employee of the Group Companies has occurred since January 1, 2019 or is currently contemplated, planned or announced, including without limitation as a result of COVID-19 or any applicable Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19.  Each Group Company has not otherwise experienced any material employment-related liability with respect to COVID-19.

(d)
Each Group Company is, and has been since January 1, 2019, in compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law, and has no liabilities or other obligations thereunder.

(e)
Schedule 3.19(e) sets forth a list of all employees, individual independent contractors and officers of the Group Companies.  For each employee and officer, Schedule 3.19(e) includes the following information (on an anonymized basis if so required by applicable Law): (i) name or identification number, (ii) title or job/position, (iii) location of employment, (iv) employing entity, (v) employment status (active or on leave or furlough), (vi) date of hire, (vii) status as full- or part-time, (viii) accrued and unused paid time off, and (ix) annual base salary or wage rate, target bonus, commission or incentive compensation opportunity.  For each individual independent contractor, Schedule 3.19(e) includes the following information (on an anonymized basis if so required by applicable Law): (i) name, (ii) duties and (iii) rate of compensation.  Ten (10) days prior to the Closing Date, Seller shall provide Buyer with a true and complete revised version of Schedule 3.19(e) updated as of such date.

3.20
Brokerage. Except for fees and expenses of Persons listed on Schedule 3.20 (which shall be a Transaction Expense), there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Seller or the Group Companies.

3.21
Customers, Suppliers, Affiliated Networks and Publishers.

(a)
Schedule 3.21(a) sets forth a complete and correct list of the top twenty (20) customers of the Group Companies (excluding affiliated networks) (the “Specified Customers”) for the twelve months ended March 31, 2021 (determined on a consolidated basis based on the amount of revenues recognized by the Group Companies).  No such Specified Customer has, during the last twelve (12) months, cancelled or terminated or, to the knowledge of Seller, notified the Group Companies in writing of an intent to cancel or otherwise terminate any of its Contracts and there has been no material dispute or, to the knowledge of Seller, threatened material dispute between any Group Company, on the one hand, and any Specified Customer, on the other hand.

(b)
Schedule 3.21(b) sets forth a complete and correct list of the top fifteen (15) largest suppliers, vendors or other providers of services, goods and suppliers to the Group Companies (“Specified Suppliers”) for the twelve months ended March 31, 2021 (determined by aggregate dollar volume of purchases during such twelve month period or, with respect to traffic sources, determined on a consolidated basis based on the amount of net revenues recognized by the Group Companies).  No such Specified Supplier has, during the last twelve (12) months, cancelled or terminated or, to the knowledge of Seller, notified the Group Companies in writing of an intent to cancel or otherwise terminate any of its Contracts and there has been no material dispute or, to the knowledge of Seller, threatened material dispute between any Group Company, on the one hand, and any Specified Supplier, on the other hand.

(c)
Schedule 3.21(d) sets forth a complete and correct list of the top five (5) affiliated networks of the Group Companies (the “Specified Affiliated Networks”) for the twelve months ended March 31, 2021 (determined on a consolidated basis based on the amount of revenues recognized by the Group Companies).  No such Specified Affiliated Network has, during the last twelve (12) months, cancelled or terminated or, to the knowledge of Seller, notified the Group Companies in writing of an intent to cancel or otherwise terminate any of its Contracts and there has been no material dispute or, to the knowledge of Seller, threatened material dispute between any Group Company, on the one hand, and any Specified Affiliated Network, on the other hand.

(d)
Schedule 3.21(d) sets forth a complete and correct list of the top fifteen (15) publishers of the Group Companies (the “Specified Publishers”) for the twelve months ended March 31, 2021 (determined on a consolidated basis based on the net revenues recognized by the Group Companies).  No such Specified Publisher has, during the last twelve (12) months, cancelled or terminated or, to the knowledge of Seller, notified the Group Companies in writing of an intent to cancel or otherwise terminate any of its Contracts and there has been no material dispute or, to the knowledge of Seller, threatened material dispute between any Group Company, on the one hand, and any Specified Publisher, on the other hand.

3.22
Anti-Corruption, Anti-Bribery Laws, Sanctions and Export Controls.

(a)
For the past five years, none of the Group Companies nor any director, officer, or employee acting for or on behalf of such Group Company, has, directly or indirectly, in connection with the business of such Group Company, taken any action that would cause such Group Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any other similar anti-bribery law applicable to the Group Companies (“Anti-Corruption Laws”), except for any such violation that would not have a Material Adverse Effect.

(b)
Each of the Group Companies has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of each of the Group Companies, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of each of the Group Companies were, have been and are executed only in accordance with management’s general or specific authorization.

(c)
Neither any of the Group Companies or any director or officer, nor, to the knowledge of Seller, any employee, agent or representative or other persons acting for or on behalf of such Group Company, is, or is fifty percent (50%) or more owned or controlled by one (1) or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of territory-wide Sanctions (as of the date of this agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) (together, any such person a “Sanctions Target”).

(d)
For the past five years, none of the Group Companies has engaged in, or are now engaged in, directly or, to knowledge of Seller, indirectly, any unlawful dealings or transactions with any Sanctions Target.

(e)
Each Group Company is, and for the past five years has been, in compliance in all respects with all applicable Laws concerning the exportation, reexportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(f)
None of the Group Companies has been notified that a Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of any of the Group Companies or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws, Sanctions or Export Control Laws in connection with activities relating to the Group Companies.

(g)
Except as would not have a Material Adverse Effect, each Group Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Export Control Laws and Sanctions.

3.23
Ultimate Parent. As of the date hereof, and at all times prior to the Closing, STG III, L.P. (“UPE”) is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Seller.

3.24
No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, WITHOUT LIMITING ANY OTHER TRANSACTION DOCUMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE III, NEITHER, SELLER, ANY GROUP COMPANY OR AFFILIATE THEREOF, NOR ANY OTHER PERSON, MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE III, WITHOUT LIMITING ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY SELLER.

ARTICLE IV

EPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

4.01
Organization and Power. Each of Parent and Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with full corporate or similar organizational power and authority to enter into this Agreement and perform its obligations hereunder.  There are no pending, or to the knowledge of Buyer, threatened, actions for the dissolution, liquidation or insolvency of Parent or Buyer.

4.02
Authorization. The execution, delivery and performance of this Agreement by Parent and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Parent and Buyer and, assuming that this Agreement is a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms, subject to the Remedies Exception.

4.03
No Violation. None of (i) Parent’s or Buyer’s Organizational Documents or (ii) any applicable Law, material Contract, Permit, or Order to which Parent or Buyer is a party or otherwise subject would, in each case, be breached or violated in any material respect by Parent’s or Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or Buyer’s ownership or operation of the business conducted by Group Companies after the date hereof except, in the case of clause (ii), as would not have a Buyer Material Adverse Effect.

4.04
Governmental Consents, etc. Except for the applicable requirements of the HSR Act, neither Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except as would not have a Buyer Material Adverse Effect.  No consent, approval or authorization of any Governmental Entity is required to be obtained by Parent or Buyer in connection with their execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not have a Buyer Material Adverse Effect.

4.05
Litigation. There is no Action pending or, to Buyer’s knowledge, threatened (in writing or otherwise) against Parent or Buyer at Law or in equity, or before or by any Governmental Entity or arbitrator, that would have a Buyer Material Adverse Effect.  Neither Parent nor Buyer is subject to any outstanding Order that would have a Buyer Material Adverse Effect.

4.06
Brokerage. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Buyer.

4.07
SEC Reports and Financial Statements.

(a)
Parent has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC in order to satisfy the eligibility requirements for the use of Form F-3 under the Securities Act and the rules and regulations of the SEC promulgated thereunder (such forms, statements, documents and reports, the “Parent SEC Documents”), it being understood that Parent does not have a twelve month equity history.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and SOX, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since June 30, 2021 and prior to the date hereof, neither Parent nor any Subsidiary of Parent has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved.

(b)
The financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c)
Except as disclosed in the SEC Documents, as of the date of this Agreement, Parent has no “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent SEC Documents.

(d)
Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.

(e)
Parent has established and maintains in all material respects disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(f)
Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has no knowledge of any fraud or whistle blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent

(g)
There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  Parent has not taken any action prohibited by Section 402 of SOX.

(h)
Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent, or (iii) any claim or allegation regarding any of the foregoing.

(i)
To the knowledge of Buyer, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing material SEC review or investigation as of the date hereof.

4.08
Equity Consideration. Parent has sufficient authorized but unissued Parent Ordinary Shares necessary for Parent to meet its obligations to deliver the Equity Consideration at the Closing pursuant to Section 2.02(a).  The Parent Ordinary Shares to be issued as part of the Equity Consideration will, when issued and delivered pursuant to Section 2.02(b), be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof will be free of any Liens (other than generally applicable transfer restrictions imposed by federal and state or foreign securities Laws, and the restrictions under this Agreement and the Seller Registration Rights Agreement).

4.09
Buyer Financial Resources.

(a)
Buyer has, or has access to, and will have available on the Closing Date, sufficient immediately available funds, in cash, to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

(b)
Buyer has provided to Sellers true, complete and correct copies of the fully-executed debt commitment letter, dated as of July 22, 2021, between Buyer, JPMorgan Chase Bank, N.A., Credit Suisse AG and Credit Suisse Loan Funding LLC (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Financing”).  As of the date hereof, none of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  Except for a fee letter relating to fees with respect to the Financing (a true, complete and correct copy of which has been made available to Sellers prior to the delivery and execution of this Agreement, redacted solely for confidential provisions related to fees, “flex” terms and other economic terms, none of which could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing to be funded for the transactions contemplated by this Agreement, in each case as contemplated by such Financing Commitments in any respect), as of the date hereof there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to Sellers prior to the date hereof.  Buyer has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Buyer and, to the knowledge of Buyer, each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or any other party thereto under any of the Financing Commitments.  As of the date hereof, Buyer has no reason to believe that (x) any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or (y) the Financing will not be available at the Closing.

(c)
The obligations of Parent and Buyer under this Agreement are not subject to any conditions regarding Buyer’s or its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.

4.10
Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the satisfaction of the conditions to Parent’s and Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 7.01, (i) each Group Company shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities) and (ii) the Group Companies shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

4.11
Buyer Entity. As of the date hereof, and at all times prior to the Closing, Parent is and shall be the “ultimate parent entity” (as determined in accordance with the HRS Act and the rules promulgated thereunder) of Buyer and its Affiliates.

4.12
No Other Representations. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller expressly contained in Article III or in any other Transaction Document, and Buyer acknowledges that, other than as set forth in this Agreement or in any other Transaction Document, none of the Group Companies or any of their respective Affiliates or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates or representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company, in each case heretofore or hereafter delivered to or made available to Buyer, or any of its Affiliates or representatives.  Without limiting the generality of the foregoing, none of the Group Companies or any of their respective Affiliates or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or in any other Transaction Document) relating to the business, assets or Liabilities of the Group Companies made available to Buyer or any of its Affiliates or representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of any Group Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.  Except for any representations or warranties set forth in this Agreement or in any other Transaction Document, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to Buyer or any of its Affiliates or representatives, are not, and shall not be deemed to be or to include, representations or warranties of any Group Company, and were not, and shall not be deemed to have been, relied upon by Buyer in executing, delivering or performing this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS OF SELLER

5.01
Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if Buyer shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Laws, or (iv) as otherwise expressly contemplated by this Agreement, (1) Seller shall use commercially reasonable efforts to conduct the businesses of the Group Companies in the Ordinary Course of Business; provided, that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Group Companies may use available cash to repay any Indebtedness, pay any Transaction Expenses or to make cash dividends, in each case, on or prior to the Reference Time and (2) Seller shall cause the Group Companies not to:

(a)
issue, sell or deliver any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(b)
declare, authorize or effect any recapitalization, reclassification, distribution, dividend, equity split, subdivision, combination or like change in its capitalization;

(c)
amend its Organizational Documents;

(d)
make any redemption or purchase of its, or any of its Subsidiaries’, equity interests or any rights, warrants or options to acquire any of its, or any of its Subsidiaries’, equity interests;

(e)
sell, assign or transfer any portion of its properties or assets, except sales of inventory in the Ordinary Course of Business;

(f)
sell, assign, transfer, exclusively license, allow the unintentional expiration or lapse of, create or incur any Lien (except for Permitted Liens) on, any Company IP that is used in and material to the conduct of the business of the Group Companies as currently conducted, except in the Ordinary Course of Business;

(g)
voluntarily terminate or amend, or waive any material right under, any Material Contract or Lease (other than upon any expiration of the term of any Material Contract), or enter into any new Lease or Contract that would have been required to be listed in Schedule 3.10(a) had it been in effect as of the date hereof, in each case, other than in the Ordinary Course of Business (it being understood that no Contract that is of the type described in Section 3.10(a)(xiii) shall be deemed to be entered into, amended or renewed in the Ordinary Course of Business);

(h)
make any material capital investment in, or any material loan to, any other Person, except pursuant to any existing agreement or budget that has been made available to Buyer prior to the date hereof;

(i)
make any material capital expenditures or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Group Companies’ current budget that has been made available to Buyer prior to the date hereof;

(j)
make any loan to any of its officers, employees, individual independent contractors or directors except as required under the terms of any Company Plan or applicable Law;

(k)
except as required under the terms of any Company Plan or applicable Law: (1) increase the salary, wage rate, bonus, severance arrangements or other compensation and benefits to any employee, officer, individual independent contractor or director of the Group Companies; (2) adopt, enter into, terminate, alter the prior interpretation of, or amend any Company Plan or Contract with any employee, individual independent contractor, officer or director with an annual base compensation in excess of $200,000; (3) adopt or enter into any plan, policy or arrangement for the current or future benefit of any employee, individual independent contractor, officer or director of any Group Company that would be a Company Plan if it were in existence as of the date hereof; (4) adopt, enter into, terminate or amend any collective bargaining agreement or any other agreement with any labor organization; (5) accelerate the vesting or payment of any compensation or benefit under any Company Plan; (6) grant any new severance, change in control, retention, transaction, termination or similar compensation or benefits to any employee, individual independent contractor, officer or director with a title of Vice President or above; or (7) hire or terminate the employment of any employee, individual independent contractor, officer or director of the Group Companies with a title of Vice President or above, except for terminations for “cause” (as customarily defined by the Group Companies);

(l)
commence or settle any material Action outside the Ordinary Course of Business or that includes any remedy other than the payment of cash prior to the Reference Time;

(m)
(1) make, change or revoke any material election in respect of Taxes of any Group Company, (2) file any amended material Tax Return, (3) change any Tax accounting period or adopt or change any material Tax accounting method, (4) obtain any Tax ruling or enter into any closing or similar agreement, (5) settle or compromise any Tax audit, investigation, claim, proceeding or assessment with respect to a material amount of Taxes, (6) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (7) defer payment of any Taxes (other than Deferred Taxes) to any time following the Closing or (8) take (or fail to take) any action that could reasonably be expected to have the effect of materially increasing the Tax liability of Buyer, its Affiliates or any Group Company for a Post-Closing Tax Period;

(n)
make any change to the Sold Company’s methods of financial accounting, except as required by changes in GAAP or other applicable Law;

(o)
adopt a plan or agreement of complete or partial liquidation or dissolution; or

(p)
agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Group Companies’ operations prior to the Closing, and the Group Companies’ failure to take any action expressly prohibited by this Section 5.01 shall not be a breach of the obligation to operate in the Ordinary Course of Business pursuant to this Section 5.01.

5.02
Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller shall provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records of the Group Companies in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, that in exercising access rights under this Section 5.02, Buyer and Buyer’s Representatives shall (i) not be permitted to interfere unreasonably with the conduct of the business of any Group Company, (ii) only access personal information relating to employees, providers or customers of any Group Company to the extent necessary for, and only for the purposes of, the completion of the transactions contemplated hereby and (iii) not contact or communicate with, directly or indirectly, any of the Group Companies’ customers, vendors, suppliers, distributors or brokers without Seller’s prior written consent (other than, to the extent applicable, in the ordinary course of business regarding matters unrelated to the transactions contemplated hereby).  Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law; provided that Seller shall, and shall cause the Group Companies to, use commercially reasonable efforts to provide Buyer such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences.  Buyer acknowledges that Buyer is and remains bound by the Confidentiality Agreement between Buyer and Robert W. Board & Co., on behalf of the Group Companies, dated March 12, 2021 (the “Confidentiality Agreement”).  Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a).

5.03
Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.01); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company prior to Closing (and Seller shall not agree to any such obligations or accommodations binding prior to, at or following the Closing without Buyer’s prior written consent).  Seller shall cause the Affiliate Transactions set forth on Schedule 3.18 to be terminated prior to Closing with no continuing rights or obligations of the Group Companies thereunder as of the Closing.

5.04
Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, Seller shall not, and shall not authorize, permit or direct its Affiliates or the Group Companies or any of their respective representatives to, (i) take any action to initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any direct or indirect purchase of any Sold Shares or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (other than assets sold in the Ordinary Course of Business) (each such transaction, an “Acquisition Transaction”), (ii) provide non-public information or documentation with respect to the Group Companies to any Person, other than the Buyer or its Affiliates or its or their representatives, relating to an Acquisition Transaction or (iii) enter into any letter of intent, definitive agreement or other arrangement or understanding with any Person, other than Buyer or its Affiliates, relating to an Acquisition Transaction; provided, that this Section 5.04 shall not apply to Seller in connection with communications with its equity holders related to the transactions contemplated by this Agreement.  Seller shall, and shall cause its Affiliates and their respective representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its authorized Buyer Representatives) conducted heretofore with respect to any Acquisition Transaction.

5.05
Payoff Letters and Lien Releases. No later than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer customary payoff letters in connection with the repayment of the Indebtedness outstanding under the Credit Agreements (each, a “Payoff Letter”) in accordance with Section 2.02(d) and Seller shall make arrangements for the Agent under the Credit Agreements to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases to Buyer as soon as practicable after the Closing.

5.06
Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if Seller first becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by Seller in Article III, or of any covenant that would cause the conditions set forth in Section 7.01(a) or (b), as applicable, not to be satisfied as of the Closing Date, Seller shall disclose to Buyer such breach.

5.07
280G. Prior to the Closing Date, to the extent applicable, Seller will cause the Sold Company to (a) use commercially reasonable efforts to obtain a written waiver (a “280G Waiver”) from each individual who is, or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to a Group Company of the portion of any and all payments and benefits that could reasonably be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and could result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code (the “Waived Payments”) unless such Waived Payments are approved by the stockholders of the Sold Company in accordance with the provisions of Section 280G of the Code and the regulations thereunder, and (b) as soon as practicable following the Sold Company’s receipt of the 280G Waivers, submit to the Sold Company’s stockholders for a vote whether to approve the right of any such disqualified individual who executed a 280G Waiver to receive such disqualified individual’s respective Waived Payments in a manner designed to cause the Waived Payments to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. In the event that a Group Company enters into any arrangements at the direction of Buyer or between Buyer and its Subsidiaries, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”) and Buyer provides to Seller, no less than ten (10) Business Days prior to the Closing, a written description of any Buyer Arrangements and cooperates with Seller in good faith in order to determine the value for purposes of Section 280G of the Code of such Buyer Arrangements, Seller shall include such description and value(s) in any materials disclosed to the stockholders of the Sold Company in connection with soliciting approval in accordance with this Section 5.07.  Prior to delivery to the stockholders and disqualified individuals of the proposed 280G Waivers and other documents in connection with the stockholder approval contemplated by this Section 5.07, but no later than ten (10) days prior to Closing, the Sold Company will provide Buyer and its representatives with a reasonable opportunity to review and comment on such 280G Waivers and other documents to be delivered to the stockholders of the Sold Company and disqualified individuals in connection with the vote, and the Sold Company agrees to consider all Buyer comments in good faith and not to unreasonably omit such comments in the applicable documentation.  At least one Business Day prior to the Closing Date, Seller shall deliver to Buyer written notice indicating that either (x) the stockholder vote was solicited in conformity with Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder and the requisite approval of stockholders entitled to vote was obtained with respect to the parachute payments, or (y) the stockholder approval of the parachute payments was not obtained and that, as a consequence, no Waived Payments will be paid or provided.

5.08
Financing Cooperation.

(a)
Seller shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries and its and their respective representatives to, provide such cooperation as is reasonably requested by Buyer, necessary in connection with the Financing and is customarily provided for borrowers in financings of the type contemplated by the Financing Commitments, in any event using commercially reasonable efforts to (A) furnish Buyer with the Required Financial Statements (collectively, the “Required Information”), all of which shall be provided by Seller as promptly as practicable after the date hereof and in any event not later than the applicable date, if any, with respect to which delivery is required by this Agreement (it being understood that the interim financial statements contained in the Required Financial Statements shall be subject to review by the Sold Company’s independent auditors using professional standards and procedures under AU Section 722 promulgated by the American Institute of Certified Public Accountants for conducting reviews of interim financial statements of private companies), (B) upon reasonable prior written notice and at reasonable times, participation in a reasonable number of meetings (but not more than one primary bank meeting) (in each case, which may be held via teleconference); drafting sessions, and rating agency presentations and lender due diligence presentations, in each case, at times and locations to be mutually agreed,  (C) providing reasonable assistance to Buyer and its Debt Financing Sources in the preparation of customary bank information memoranda, lender presentations and rating agency presentations in connection with the Debt Financing (the “Marketing Material”); provided, that no such Marketing Material shall be issued by Seller or its Subsidiaries, (D) providing reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing), (E) to the extent requested by Buyer on behalf of the Debt Financing Sources no later than ten (10) Business Days prior to the Closing Date, timely furnishing such documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, and (F) providing reasonable assistance to facilitate at (but not prior to) the Closing the release of liens on assets of the Group Companies (other than Permitted Liens) that are collateral for the Financing.

(b)
Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.08:  (A) that would require Seller or any of its Affiliates or any other Persons who are directors or officers of such entities to pass resolutions or consents to approve or authorize the execution of the Financing, (B) that would require Seller of any of its Affiliates (other than Group Companies) or any other Persons to execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, (C) that would require any Group Companies to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, prior to the Closing (it being understood that no obligations of any Group Companies under any certificate, opinion, document, instrument or agreement delivered pursuant to this Section 5.08 shall be required to be effective prior to the Closing), (D) that would cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates or would cause any condition to the Closing to fail to be satisfied, (E) that would require Seller or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, Liability or obligation in connection with the Financing, (F) that could cause any director, officer or employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (G) that could reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law or Contracts, (H) that provides access to or discloses information that Seller or any of its Affiliates determines could reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, Seller or any of its Affiliates, (I) to prepare or deliver (1) any financial statements other than the Required Information, (2) any Regulation S-X compliant financial statements, (3) any financial information that is not available to it and prepared in the ordinary course of its financial reporting practice or (4) any projections or pro forma financial statements or information, (J) that would, in the opinion of Seller, interfere with the ongoing operations of its or its Affiliates’ businesses or would require an action that is not within the control of Seller or its Subsidiaries using commercially reasonable efforts, (K) that would cause significant competitive harm to Seller or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, or (L) approach landlords or any other bailees prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers or estoppels limiting the rights of such third parties.  All non-public or other confidential information provided by Seller or any of its Affiliates or any of their respective Representatives pursuant to this Section 5.08 shall be kept confidential in accordance with the Confidentiality Agreement.  Nothing contained in this Section 5.08 or otherwise shall require Seller or any of its Affiliates (other than, following the Closing, any Group Company) to encumber any of its assets or be an issuer or other obligor with respect to the Financing or require any Group Company to be an issuer or other obligor with respect to the Financing prior to the Closing.  Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against all losses suffered or incurred by any of them in connection with the obligations under this Section 5.08, and Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates for all fees, costs, expenses and Liabilities incurred by any of them or their respective representatives in connection with fulfilling their respective obligations pursuant to this Section 5.08 (including reasonable attorneys’ fees).

(c)
The condition set forth in Section 7.01(b), as it applies to the Company’s obligations under this Section 5.08, will be deemed satisfied unless (i) the Company has committed a Willful Breach of Section 5.08, (ii) Buyer provides prompt written notice of the alleged failure to comply, specifying in reasonable detail specific steps to cure such alleged failure in a manner consistent with the required efforts in this Section 5.08, which failure to comply has not been cured within the earlier of 15 Business Days following the delivery of such written notice and the Outside Date and (iii) such failure to comply was the primary cause of the failure of the Financing to be obtained.

5.09
Trademark Phase-out. Seller acknowledges and agrees that, as between Seller and the Group Companies, the Group Companies shall have sole and exclusive ownership of the SHOP mark.  Seller shall, and shall cause each other member of Seller and Seller Related Parties to, promptly after Closing (but in any event within thirty (30) days after the Closing), (i) cause each of its Affiliates whose corporate, trade or other names include the SHOP mark, as applicable, to change its name to remove the SHOP mark from such name and (ii) cease and discontinue use of the SHOP mark by Seller and Seller Related Parties, including removal of the SHOP mark from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

5.10
Transfer of Shares.

(a)
Except to the extent contemplated by Section 2.03(a), from the Closing until six months after the Closing Date, Seller will not, directly or indirectly through another Person, offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), including establishing or increasing a put equivalent position, or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Subject Shares, or publicly announce an intention to effect any such transaction (collectively, “Transfer”); provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of Seller’s rights under Section 2.3 or 2.4 of the Seller Registration Rights Agreement or (B) the participation in a piggyback registration pursuant to an exercise of Seller’s rights under Section 2.2 of the Seller Registration Rights Agreement or (y) apply to Transfers (i) to Permitted Transferees, (ii) pursuant to a bona fide third party tender offer or exchange offer or (iii) pursuant to any merger or other similar business combination transaction effected by Parent.

(b)
On or after the date that is six months following the Closing Date (the “First Tranche Sell Down Date”), Seller (or its transferees pursuant to Section 2.03(a)) may sell, transfer or otherwise divest, in a single transaction or offering or in one or more series of transactions or offerings, a number of Subject Shares less than or equal to the First Tranche Maximum, unless Buyer consents in writing to a greater amount (which consent may be withheld by Buyer in its sole discretion), in which case Seller may sell, transfer or otherwise divest such greater number.

(c)
For a period of three months following the First Tranche Sell Down Date, Seller (and its transferees pursuant to Section 2.03(a)) will not Transfer any Subject Shares; provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of Seller’s rights under Section 2.3 or 2.4 of the Seller Registration Rights Agreement or (B) the participation in a piggyback registration pursuant to an exercise of Seller’s rights under Section 2.2 of the Seller Registration Rights Agreement or (y) apply to Transfers (i) in accordance with Section 5.10(b), (ii) to Permitted Transferees, (iii) pursuant to a bona fide third party tender offer or exchange offer or (iv) pursuant to any merger or other similar business combination transaction effected by Parent.

(d)
On or after the date that is three months following the First Tranche Sell Down Date (the “Second Tranche Sell Down Date”), Seller (or its transferees pursuant to Section 2.03(a)) may sell, transfer or otherwise divest, in a single transaction or offering or one or more series of transactions or offerings, a number of Subject Shares less than or equal to the Second Tranche Maximum (plus any portion of the First Tranche Maximum not sold prior to the Second Tranche Sell Down Date); provided, that Seller shall not sell, transfer or otherwise divest Subject Shares greater than the Second Tranche Maximum in a single transaction or offering or series of related transactions or offerings, unless such sale is pursuant to an underwritten offering pursuant to an exercise of Seller’s rights under Section 2.3 of the Seller Registration Rights Agreement or Buyer consents in writing to a greater amount (which consent may be withheld by Buyer in its sole discretion), in which case Seller may sell, transfer or otherwise divest such greater number.

(e)
For a period of three months following the Second Tranche Sell Down Date, Seller (and its transferees pursuant to Section 2.03(a)) will not Transfer any Subject Shares; provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of Seller’s rights under Section 2.3 or 2.4 of the Seller Registration Rights Agreement or (B) the participation in a piggyback registration pursuant to an exercise of Seller’s rights under Section 2.2 of the Seller Registration Rights Agreement or (y) apply to Transfers (i) in accordance with Section 5.10(d), (ii) to Permitted Transferees, (iii) pursuant to a bona fide third party tender offer or exchange offer or (iv) pursuant to any merger or other similar business combination transaction effected by Parent.

(f)
On or after the date that is three months after the Second Tranche Sell Down Date (the “Final Tranche Sell Down Date”), Seller (or its transferees pursuant to Section 2.03(a)) may sell, transfer or otherwise divest all of the Subject Shares that it owns, at any time and from time to time, in any manner not prohibited by this Agreement or the Seller Registration Rights Agreement; provided, that Seller shall not sell, transfer or otherwise divest Subject Shares greater than the Subsequent Tranche Maximum in a single transaction or offering or series of related transactions or offerings, unless such sale is pursuant to an underwritten offering pursuant to an exercise of Seller’s rights under Section 2.3 of the Seller Registration Rights Agreement or Buyer consents in writing to a greater amount (which consent may be withheld by Buyer in its sole discretion), in which case Seller may sell, transfer or otherwise divest such greater number.

5.11
Directors and Officers. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a true and complete list of the directors, officers, managers and other Persons holding similar titles for the Group Companies.

5.12
Financial Statements.

(a)
Seller shall use commercially reasonable best efforts to deliver, as soon as reasonably practicable (and, with respect to the Required June Financial Statements, commercially reasonable best efforts to deliver by August 13, 2021) and no later than forty-five (45) days after the end of the applicable fiscal quarter, unaudited combined financial statements for any interim quarterly period or periods ended (i) after March 31, 2021 and (ii) on or prior to the date that is forty-five (45) days prior to the Closing Date, together with financial statements for the same period in the prior year, which interim financial statements shall be prepared in accordance with GAAP on the same basis as the Financial Statements for the year ended December 31, 2020 (subject to normal year end audit adjustments) and shall have been reviewed by the Sold Company’s independent auditors using professional standards and procedures under AU Section 722 promulgated by the American Institute of Certified Public Accountants for conducting reviews of interim financial statements of private companies.  The interim financial statements referenced in the preceding sentence, together with the Financial Statements, are referred to herein as the “Required Financial Statements” and the interim financial statement referenced in the preceding sentence for the fiscal quarters ended June 30, 2021 and 2020 (the “Required June Financial Statements”).

(b)
Seller shall cause the Sold Company’s independent auditors to provide, consistent with customary practice, consents of auditors for the inclusion or incorporation by reference of their audit reports in any offering memoranda, registration statements, prospectus, or related governmental filings, to be filed by Parent.

ARTICLE VI

COVENANTS OF BUYER

6.01
Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date, Buyer shall, and shall cause the Group Companies to, provide Seller and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance or financial statement preparation.  Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Group Companies to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to Seller, and offering to surrender to Seller such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of.  Notwithstanding the foregoing, (i) no such access or disclosure shall be permitted for a purpose related to a dispute or a potential dispute with or involving Buyer or any of its Subsidiaries (in which case the applicable rules of civil discovery shall apply) and (ii) Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would require Buyer or any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which Buyer or any Group Company is bound, or violate any applicable Law; provided that, in the case of clause (ii), Buyer shall use commercially reasonable efforts to provide Seller such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences.

6.02
Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if Buyer becomes aware of, or if there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that, in either case, would cause the conditions set forth in Section 7.02(a) or (b), as applicable, not to be satisfied as of the Closing Date, Buyer shall disclose to Seller such breach.

6.03
Indemnification of Officers and Directors of Group Companies.

(a)
From and after the Closing, Buyer shall, and shall cause the Group Companies and each of their respective Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company (each, in their capacity as such, a “D&O Indemnified Party”), against all Losses in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of a Group Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective Organizational Documents and indemnification agreements of the Group Companies, if any, in existence on the date hereof with any D&O Indemnified Party and that have been made available to Buyer.

(b)
For a period of six (6) years after the Closing and at all times subject to applicable Law, Buyer shall not (and shall not cause or permit any Group Company to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the Organizational Documents of the Group Companies.  Prior to the Closing, Buyer shall purchase, or at Buyer’s request, the Sold Company shall purchase (at Buyer’s expense, and without duplication), a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, no less favorable in the aggregate than the Sold Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof; provided that in no event shall Buyer be required to expend for such policy an aggregate premium amount in excess of 300% of the premium amount per annum for the Sold Company’s existing directors’ and officers’ insurance coverage.  From and after the Closing, Buyer shall (and/or shall cause the Group Companies or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or cause to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c)
Buyer agrees to pay, or to cause the Group Companies to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03 if such D&O Indemnified Parties ultimately prevail in such enforcement.

(d)
If Buyer, the Sold Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and Buyer or the Group Companies shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or the Group Companies, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e)
With respect to any indemnification obligations of Buyer and/or the Group Companies pursuant to this Section 6.03, Buyer hereby acknowledges and agrees (i) that it and the Group Companies shall be the indemnitors of first resort with respect to all indemnification obligations of Buyer and/or the Group Companies pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f)
The provisions of this Section 6.03 shall survive the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her successors, heirs and representatives and shall be binding on all successors and assigns of Buyer and the Group Companies and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04
Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 7.02).  At Buyer’s reasonable request, the Group Companies shall use commercially reasonable efforts to deliver such notices, or to obtain such third party consents or approvals, as may be required by any Lease or Material Contract in connection with the completion of the transactions contemplated hereby; provided, that in no event shall any Group Company be required to (and no Group Company shall without Buyer’s prior written consent) undertake any material expenses or obligations in connection therewith other than (i) expenses that are funded or reimbursed by Buyer or (ii) obligations that are not effective prior to the Closing.

6.05
Employee Matters.

(a)
Except as set forth in Schedule 6.05(a)(i), Buyer shall for at least 12 months following the Closing cause the Group Companies or one of Buyer’s Affiliates to provide individuals who are employed by a Group Company immediately prior to the Closing and who continue their employment with Buyer or one of Buyer’s Affiliates (including, after the Closing, the Group Companies) following the Closing (the “Post‑Transaction Employees”) with: (i) annual base salary or base wages, as applicable, target cash incentive compensation opportunities, and benefits that are substantially comparable in the aggregate to the annual base salary or base wages, as applicable, target cash incentive compensation opportunities and benefits provided to such Post-Transaction Employees immediately prior to the Closing (other than (A) equity or equity based incentives, (B) defined benefit pension, nonqualified compensation, equity or equity-based compensation, post-termination or retiree health and welfare benefits, or (C) change in control payments, retention payments, or other similar nonrecurring compensation (clauses (A), (B) and (C), collectively the “Excluded Benefits”)); and (ii) severance rights substantially similar to the severance rights provided to similarly situated employees of Buyer; provided, that nothing in this Section 6.05 shall in any way provide any Post‑Transaction Employee with any right to continued employment or limit Buyer’s and its Affiliates’ right to terminate the employment of any Post-Transaction Employee.

(b)
For all purposes, including eligibility, vesting and benefit accrual under the employee benefit plans, programs or arrangements of Buyer or its Affiliates (including severance and paid time-off arrangements, but excluding any Excluded Benefits) in which any employee, individual independent contractor, officer or director will participate as of or after the Closing (the “Buyer Plans”), Buyer shall credit each Post-Transaction Employee with his or her years of service with the Group Companies, as applicable, and any predecessor entities, to the same extent as such Post-Transaction Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan, except as would result in duplication of benefits.  To the extent permitted by applicable Law and the terms of the applicable Buyer Plan, Buyer shall not, and shall cause its Affiliates to not, deny Post-Transaction Employees coverage on the basis of waiting time or any other eligibility criteria. To the extent permitted by applicable Law and the terms of the applicable Buyer Plan, Buyer shall, or shall cause the applicable Buyer Affiliate to, credit Post-Transaction Employees with out-of-pocket expenses and deductibles paid prior to the Closing in the applicable Company Plan year that includes the Closing for purposes of out-of-pocket maximum expenses and maximum deductibles under any comparable Buyer Plan in which Post-Transaction Employees participate after the Closing, with any such credit applying through the end of the applicable Buyer Plan year which includes the Closing.  To the extent a Buyer Plan has a pre-existing condition limitation, Buyer shall, or shall cause the applicable Buyer Affiliate to, use reasonable commercial efforts to cause such limitation to be waived to the extent the limitation would otherwise result in a denial of coverage for a condition that a Post-Transaction Employee would have received coverage for prior to the Closing under the comparable Company Plan.

(c)
Nothing contained herein shall be construed as requiring, and the Sold Company and its Subsidiaries shall take no action that would have the effect of requiring, Buyer or any of its Affiliates to continue any specific Company Plan or to continue the employment of any specific person.  The provisions of this Section 6.05 are for the sole benefit of Buyer and Seller and nothing herein, expressed or implied, is intended or shall be construed to (i) establish, modify, amend or terminate any Company Plan or any Buyer Plan or any other benefit plan, program, agreement or arrangement (or an undertaking to establish, modify, amend or terminate any such plan) or of any compensation and benefits plans maintained for or provided to Post-Transaction Employees prior to or following the Closing; (ii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, officers, directors, or individual independent contractors of the Sold Company and its Subsidiaries), other than Buyer and Seller and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.06 or otherwise) under or by reason of any provision of this Agreement; or (iii) create any obligation on the part of Seller, Buyer or any of their respective Affiliates (including the Group Companies) to employ any employee, officer, director or individual independent contractor, including the Post-Transaction Employees, for any period following the Closing.

6.06
R&W Policy. Buyer shall not amend, waive or terminate the subrogation provisions in the R&W Insurance Policy in a manner adverse to Seller, without the prior written consent of Seller.

6.07
Financing.

(a)
Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing at the Closing on the terms and conditions set forth in the Financing Commitments, including using its commercially reasonable efforts to:  (i) comply with and maintain the Financing Commitments in effect, (ii) negotiate and enter into definitive agreements with respect to the financing, (iii) comply with and perform the obligations applicable to it pursuant to the Financing Commitments, (iv) draw down on and consummate the financing if the conditions to the availability of the Financing have been satisfied or waived, including using its commercially reasonable best efforts to enforce its rights under any Financing Commitments and cause any Debt Financing Sources party to the Financing Commitments to fund the Financing at the Closing, and (v) satisfy on a timely basis all conditions applicable to the financing in such definitive agreements that are within its control.  If any portion of the Financing expires or terminates or otherwise becomes unavailable prior to the Closing, Buyer shall use its commercially reasonable efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder on terms (unless otherwise acceptable to Buyer) and conditions that are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Financing Commitments, it being understood that if Buyer proceeds with any Alternative Financing, Buyer and the Company shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(b)
Buyer shall not replace, amend or waive the Financing Commitments executed by Buyer or any provision thereof without the Company’s prior written consent if such replacement, amendment or waiver would, or would reasonably be expected to, when taken together with any other amendments, modifications, or waivers:  (i) delay or prevent the Closing, (ii) make the funding of any of the Financing (or satisfaction of the conditions to obtaining any of the Financing) less likely to occur, (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Financing Commitments or the definitive agreements with respect to the financing, the ability of Buyer to consummate the transactions contemplated hereby to be consummated at the Closing or the likelihood of the consummation of such transactions to be consummated at the Closing, (iv) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of any of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing), or (v) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of any of the Financing, or otherwise add, expand, amend or modify any other provision of the Financing Commitments, in a manner that would reasonably be expected to delay or prevent the funding of any of the Financing (or satisfaction of the conditions to any of the Financing) at the Closing.  Upon the effectiveness of any permitted amendment, supplement, modification or replacement of the Financing Commitments (including with respect to any Alternative Financing) in accordance with this Section 6.07, and references to “Financing”, “Equity Financing”, “Debt Financing” and/or “Alternative Financing” shall include the financing contemplated by the Financing Commitments as so amended, supplemented, modified or replaced.

(c)
Buyer shall provide Seller prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination) by any party to the Financing Commitments or such other agreements or documents (including any definitive agreements) relating to the Financing or any termination of any commitments under the Financing Commitments or such other agreements or documents (including any definitive agreements) relating to the Financing, (ii) upon receipt by Buyer or any of its Affiliates or Representatives of any written notice or other written communication of any such material breach, default, repudiation, cancellation or termination, (iii) of any dispute or disagreement between or among the parties to the Financing Commitments or the definitive documents related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing in any manner which impairs, delays or prevents the consummation of the transactions contemplated hereby.  As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  In addition, Buyer shall, upon reasonable request of Seller, keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Financing and provide to Seller copies of all definitive documents related to the Financing.

ARTICLE VII

CONDITIONS TO CLOSING

7.01
Conditions to Parent’s and Buyer’s Obligations. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a)
(i) Company Fundamental Representations (other than the representations and warranties contained in the second and third sentences of Section 3.04(a) be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein) in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), (ii) the representations and warranties of Seller contained in the second and third sentences of Section 3.04(a) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date and (iii) all other representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar qualifiers set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifiers that may be set forth therein) does not in the aggregate constitute a Material Adverse Effect;

(b)
Seller shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)
the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)
there shall be no decree or order entered into by any Governmental Entity, and there shall be no other applicable Law enacted after the date hereof, that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded (a “Legal Restraint”);

(e)
Seller shall have delivered to Buyer each of the following:

(i)
a certificate of an authorized officer of Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a), (b) and (g) have been satisfied;

(ii)
certified copies of resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)
duly executed resignations, in form and substance reasonably satisfactory to Buyer, or evidence of removal of each of the directors, officers, managers and other Persons holding similar titles for the Group Companies, in their capacities as such, effective as of the Closing (unless Buyer requests that any such resignation not be delivered);

(iv)
the Required Financial Statements;

(v)
a duly executed and completed IRS Form W-9; provided, however, that Buyer’s only remedy for Seller’s failure to provide an IRS Form W-9 is to withhold on payments to Seller in accordance with Section 1.06; and

(vi)
a duly executed counterpart of the Seller Registration Rights Agreement;

(f)
if a CFIUS Investigation has been initiated, then the CFIUS Approval shall have been obtained and shall remain in full force and effect;

(g)
there shall not have been a Material Adverse Effect which has occurred since the date hereof; and

(h)
the Escrow Agreement shall have been executed and delivered by Seller and the Escrow Agent.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Buyer.

7.02
Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller in writing) of the following conditions as of the Closing Date:

(a)
(i) Buyer Fundamental Representations shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date)  and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not have, a Buyer Material Adverse Effect;

(b)
Buyer shall have performed and complied with in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)
The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)
There shall be no decree or order entered into by any Governmental Entity, and there shall be no other applicable Law enacted after the date hereof,  that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)
Buyer shall have delivered to Seller each of the following:

(i)
a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a) and (b) have been satisfied;

(ii)
certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement;

(iii)
a duly executed counterpart of the Seller Registration Rights Agreement; and

(f)
The Escrow Agreement shall have been executed and delivered by Buyer and the Escrow Agent, and the Escrow Amount shall have been deposited in the Escrow Account.

If the Closing occurs, all closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

ARTICLE VIII

SURVIVAL

8.01
Survival. No representation, warranty, covenant or other agreement contained in this Agreement or in any instrument or certificate delivered by any Party at the Closing will survive the Closing or termination of this Agreement, and no Party shall have any Liability to the other Parties after the Closing for any breach thereof, except for (i) Fraud brought against the Person who committed such Fraud, (ii) covenants and agreements that expressly contemplate performance after the Closing or after the termination of this Agreement and (iii) claims under any Transaction Document to which such Person is a party, each of which will survive in accordance with its terms; provided that, for the avoidance of doubt, nothing in this Section 8.01 shall impair a party’s rights under Section 9.02 in the event this Agreement has been validly terminated, and the other Party had committed a Willful Breach of this Agreement prior to the time of such termination.  Each of Parent (on behalf of itself and its Subsidiaries and each of their respective directors, managers and officers, each a “Buyer Related Party”) and Seller (on behalf of itself and its Affiliates and each of their respective directors, managers, officers, general partners, equityholders and managing members, each a “Seller Related Party”) agrees that, from and after the Closing, under no circumstances will the Seller Related Parties, in the case of Buyer, or the Buyer Related Parties, in the case of Seller, have any Liability or responsibility to any other Person for any losses or other Liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement to have been performed prior to the Closing set forth in this Agreement (or any Exhibit, Schedule or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations set forth in this Agreement that are to be performed prior to the Closing, any certificate, instrument, opinion or other documents delivered hereunder, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except for any claim of Fraud brought against the Person who committed such Fraud.

ARTICLE IX

TERMINATION

9.01
Termination. This Agreement may be terminated at any time prior to the Closing:

(a)
by the mutual written consent of Buyer and Seller;

(b)
by Buyer, if any of the representations or warranties of Seller set forth in Article III shall not be true and correct, or if Seller has failed to perform any covenant or agreement on the part of Seller set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.01(a) or (b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured prior to the earlier of (x) twenty (20) Business Days after written notice thereof is delivered to Seller and (y) the Outside Date; provided, that Buyer is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied;

(c)
by Seller, if any of the representations or warranties of Buyer set forth in Article IV shall not be true and correct, or if Buyer has failed to perform any covenant or agreement on the part of Buyer, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured prior to the earlier of (x) twenty (20) Business Days after written notice thereof is delivered to Buyer and (y) the Outside Date; provided, that Seller is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.01(a) or (b) would not (in the absence of a waiver) be satisfied; provided further, that the failure to deliver the Equity Consideration, the Closing Cash Payment or the payments contemplated by Section 2.02 at the Closing as required hereunder shall be subject to only a three (3) Business Day cure period hereunder unless otherwise agreed to in writing by Seller;

(d)
by Buyer or Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 22, 2021 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(e)
by Seller if (i) all of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing but subject to such conditions being capable of being satisfied at the Closing), (ii) the Closing shall not have been consummated on or before the date required by Section 2.01, (iii) Seller has irrevocably confirmed by written notice to Buyer that all of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing but subject to such conditions being capable of being satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions if the Closing is consummated and that Seller is ready, willing and able to consummate the Closing and (iv) Seller does not consummate the Closing within three (3) Business Days following delivery of such notice;

(f)
by Buyer or Seller, if there shall be any Final CFIUS Turndown;

(g)
by Buyer or Seller, if any Legal Restraint shall have become final and non appealable; or

(h)
by Buyer, after September 7, 2021, but on or prior to September 17, 2021, if the Required June Financial Statements have not been delivered on or prior to September 7, 2021; provided, that Buyer is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied; provided further, that concurrently with such a termination pursuant to this Section 9.01(h), Buyer shall pay to Seller or its designee $25,000,000 (the “Termination Payment”) in  accordance with Section 9.02(b); provided further, that Buyer shall not be allowed to terminate the Agreement pursuant to this subsection (h) if Ernst & Young ceases work on the interim financial statements or Seller is otherwise required to change its independent auditors performing the review of their financial statements for independence issues raised by the auditors; or

(i)
by Buyer, after September 17, 2021, but on or prior to September 24, 2021,  if the Required June Financial Statements have not been delivered on or prior to September 17, 2021; provided, that Buyer is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied; provided further, that Buyer shall not be allowed to terminate the Agreement pursuant to this subsection (i) if Ernst & Young ceases work on the interim financial statements or Seller is otherwise required to change its independent auditors performing the review of their financial statements for independence issues raised by the auditors.

9.02
Effect of Termination.

(a)
In the event this Agreement is terminated by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two (2) sentences of Section 5.02, this Section 9.02, Article XI and Article XII hereof, which shall survive the termination of this Agreement (other than the provisions of Section 12.18, which shall terminate)), and there shall be no Liability on the part of either Party to one another; provided, that no such termination shall relieve any Party from any Liability or damages resulting from a Willful Breach prior to such termination of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement.  Without limiting any Party’s rights under any other provision of this Agreement (including any Party’s right to specific performance pursuant to Section 12.18), either Party may petition a court to award damages in connection with any Willful Breach by the other Party of this Agreement.  For all purposes of this Agreement, the failure of Buyer to consummate the Closing for any reason when required pursuant to the terms of this Agreement and/or to make the payments to Seller or any other Person pursuant to Article I and Article II for any reason when required pursuant to the terms of this Agreement shall, in each case, be a Willful Breach of this Agreement by Buyer that (i) has prevented consummation of the transactions contemplated hereby and (ii) gives rise to the Sold Company’s termination right pursuant to Section 9.01(c) (subject to the cure period described in the last proviso of Section 9.01(c)).  No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b)
If this Agreement is terminated pursuant to Section 9.01(h), then Buyer shall concurrently with such termination pay (or cause to be paid) to Seller or its designee in cash by wire transfer in immediately available funds to an account designated by Seller the Termination Payment; provided, however, if the Seller fails to pay (or cause to be paid) any portion of the Termination Payment when expressly required pursuant this Section 9.02(b) or Section 9.01(h) and Seller commences suit which results in a final, non-appealable judgment against Buyer for the Termination Payment, or any portion thereof, then Buyer shall pay (or cause to be paid to) Seller its reasonable and documented costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Termination Payment at the prime rate (as published in the Wall Street Journal) in effect on the date such payment was required to be made through the date of payment (“Enforcement Costs”).

ARTICLE X

ADDITIONAL COVENANTS

10.01
Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.  The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule shall be deemed to have been disclosed with respect to every other section and subsection of the Disclosure Schedule if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Seller’s or Buyer’s respective representations and warranties contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by Seller to Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules.  No reference in the Disclosure Schedules to any Contract shall, by itself, be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.02
Regulatory Approvals.

(a)
Subject to the terms and conditions hereof, each of Seller, Buyer and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Entities.  In furtherance and not in limitation of the foregoing, each of Parent, Buyer, and, where applicable, Seller undertakes and agrees to (and, in the case of Seller, Seller undertakes and agrees to cause UPE to) (i) make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof, and, to the extent permitted by applicable Law, request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act; and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.  Buyer shall be responsible for all filing fees under the HSR Act.

(b)
Further, and without limiting the generality of the rest of this Section 10.02, each of the Parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other Parties of any communication from any Governmental Entity regarding any of the Contemplated Transactions, and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Contemplated Transactions; provided, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law.  Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity in connection with the Contemplated Transactions.  The Parties agree not to participate, or to permit their Affiliates to participate, in any scheduled substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(c)
Further, and without limiting the generality of the rest of this Section 10.02, and subject to Section 10.02(f), each of Parent and Buyer shall use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any other requirements under antitrust, competition, regulatory or trade regulation Law applicable to the transactions contemplated by this Agreement that may be asserted by any Governmental Entity with respect to this Agreement so as to make effective as promptly as practicable the Contemplated Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing the Closing.  Subject to Section 10.02(f), steps involved in the preceding sentence shall include, without limitation, (i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party; or (ii) agreeing to take any other action as may be required by a Governmental Entity in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Outside Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Actions and that prohibits, prevents or restricts consummation of the Contemplated Transactions, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing the Closing.  At the request of Buyer, Seller shall agree to take any action with respect to the Group Companies in the two preceding sentences or the last sentence of this Section 10.02(c) (but shall not take any of such actions without such a request); provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Contemplated Transactions.  Buyer shall not, and shall cause each of its Affiliates not to, take any action that is intended to or that would reasonably be expected to adversely affect the ability of any of the Parties from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Entity required for the Contemplated Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Contemplated Transactions.  Without limiting the foregoing, subject to Section 10.02(f), Buyer shall, and Buyer shall cause its Affiliates to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, product lines, services, businesses, or rights of Buyer or its Affiliates or, effective as of the Closing, the Group Companies, or their respective Subsidiaries or any interest or interests therein and (ii) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of Buyer or its Affiliates, or effective as of the Closing, the Group Companies or their respective Subsidiaries or any interest or interests therein, in order to avoid the entry of, or to effect the dissolution of, any Order in any Action, or any impediment under the HSR Act or any other requirements under antitrust, competition, regulatory or trade regulation Law applicable to the transactions contemplated by this Agreement that would otherwise have the effect of preventing the consummation of the Contemplated Transactions.

(d)
Buyer shall not, and shall cause its Subsidiaries not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition), that would reasonably be expected to (i) prevent or materially impair or materially delay the ability of Buyer to (A) satisfy the expiration or termination of the waiting period under the HSR Act or any other requirements under antitrust, competition, regulatory or trade regulation Law applicable to the transactions contemplated by this Agreement or (B) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement, or (ii) result in the entry of, or the commencement of litigation seeking the entry of, any injunction, temporary restraining order or other order that would prevent the consummation of the transactions contemplated by this Agreement.

(e)
Neither Parent nor any Affiliates will submit a notice to, or otherwise notify in any manner, CFIUS with respect to the Contemplated Transactions, unless CFIUS requests the filing of a notice under Section 721 or CFIUS otherwise notifies Parent or Seller of the commencement of a CFIUS Investigation with respect to the Contemplated Transactions (“CFIUS Request or Notification”).  In the event CFIUS conveys a CFIUS Request or Notification by telephone or other non-written means, either Parent or Seller may request that CFIUS document the CFIUS Request or Notification in writing, in which case an email from CFIUS shall constitute satisfactory written notice.  If CFIUS provides a CFIUS Request or Notification in writing, then Parent and Seller shall as promptly as reasonably practicable submit to CFIUS a draft of a joint voluntary notice with respect to the Contemplated Transactions.  Parent and Seller shall submit a final CFIUS joint voluntary notice with respect to the Contemplated Transactions pursuant to Section 721 as promptly as reasonably practicable after receiving any comments from CFIUS to the draft CFIUS notice.  Each of Parent and Seller shall cooperate with each other in connection with the CFIUS notice and shall promptly, and, in all events, consistent with any deadline imposed under Section 721 or other applicable Law, (i) comply with any request from CFIUS for any certification, additional information, documents or other materials in respect of the final CFIUS notice, and (ii) ensure that any information furnished in respect of this Section 10.02(e) is true, complete and correct in all material respects, in each case, based on the applicable inquiry from CFIUS.

(f)
Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required under this Section 10.02 to take any actions that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, financial condition or results of operations of Parent, the Sold Company and their respective subsidiaries, taken as a whole, provided, however, that for this purpose, Parent, the Sold Company and their respective subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Sold Company and its subsidiaries, taken as a whole.

10.03
Tax Matters.

(a)
All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer.  The Parties will cooperate with each other and use their commercially reasonable efforts to minimize Transfer Taxes, subject to applicable Law.  The Party required by applicable Law to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall timely and properly file all such documentation and such Tax Returns.

(b)
For all purposes under this Agreement, in respect of any Straddle Period, the portion of Taxes that are allocable to a Pre-Closing Tax Period will be: (i) in the case of real property Taxes (and Taxes computed on a similar basis), the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period, and (ii) in the case of any other types of Taxes, the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date.  For this purpose, the taxable year of a Group Company (or any former Subsidiary of any Group Company) that is a “controlled foreign corporation” (as defined in Section 957 of the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under Sections 951 or 951A of the Code.

(c)
Without Seller’s prior written consent (which shall not be unreasonably withheld, delayed or denied), Buyer shall not, and shall not permit any of its Affiliates (including the Group Companies after the Closing) to make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement.

(d)
All Tax Sharing Agreements (other than any customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes and which do not involve a sale of assets or an entity) between Seller, on the one hand, and any Group Company, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of the Group Companies shall be bound thereby or have any liability thereunder.

ARTICLE XI

DEFINITIONS

11.01
Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“280G Waiver” shall have the meaning set forth in Section 5.07.

“Accounting Principles” means, in accordance with GAAP as in effect at the date of the financial statement to which it refers or, if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Audited Balance Sheet and as set forth in the Reference Statement. To the extent the Audited Balance Sheet and/or the Reference Statement are inconsistent with GAAP, the accounting principles, practices, procedures, policies and methods used in the preparation of the Audited Balance Sheet or set forth on the Reference Statement shall control.  To the extent the Audited Balance Sheet is inconsistent with the Reference Statement, the accounting principles, practices, procedures, policies and methods set forth on the Reference Statement shall control.  In any event, the Accounting Principles (i) shall be based on facts and circumstances as they exist as of the Closing and shall exclude the effect of any act, decision or event occurring after the Closing, and (ii) shall follow the defined terms contained in this Agreement.

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire in the form attached hereto as Exhibit B or such other form as may be approved by Parent in its reasonable discretion.

“Acquisition Transaction” shall have the meaning set forth in Section 5.02.

“Action” shall have the meaning set forth in Section 3.12.

“Acquired Parent Ordinary Shares” shall have the meaning set forth in Section 3.05(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affordable Care Act” shall have the meaning set forth in Section 3.14(b).

“Allocation Schedule” means the allocation schedule setting forth the following information (in each case, disregarding the transactions contemplated by the Holdback Agreements):

(i)
each Equityholder’s name, address and email address (if available);

(ii)
the number of Parent Ordinary Shares and the portion of the Closing Cash Payment (solely for this purpose, calculated to include the Holdback Cash Amount) that would be distributed to each Equityholder in accordance with the Organizational Documents of Seller and Seller Parent, as applicable, if Seller and Seller Parent were liquidated immediately after Closing; and

(iii)
whether Seller has a current W-2 evidencing that each Equityholder is an Accredited Investor.

“Alternative Financing” shall have the meaning set forth in Section 6.07(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.22(a).

“Attorney-Client Communications” shall have the meaning set forth in Section 12.19(b).

“Base Consideration” means $760,000,000.

“BofA Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of October 18, 2016 (as amended, modified or supplemented from time to time including most recently by the Seventh Amendment and Limited Release to Amended and Restated Loan and Security Agreement, dated as of May 21, 2020) by and among the Sold Company, Connexity, Inc., Connexity Audience, Inc. as borrowers, Shop Holding Corporation, as a loan party, the other loan parties from time to time party thereto, the financial institutions party thereto from time to time as lenders, and Bank of America, N.A., as agent for the lenders.

“Business Day” means a day that is neither a Saturday, Sunday, nor any other day on which banking institutions in San Francisco, California are authorized or obligated by Law to close.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Arrangements” shall have the meaning set forth in Section 5.07.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 4.01, 4.02 and 4.06.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer Obligations” shall have the meaning set forth in Section 12.21(a).

“Buyer’s Representatives” shall have the meaning set forth in Section 5.02.

“Cash” means, as of the Reference Time (before taking into account the consummation of the transactions contemplated hereby), cash and cash equivalents of the Group Companies on hand or in bank accounts including security deposits, deposits in transit and uncleared checks, in each case, as determined in accordance with the Accounting Principles, but not including (i) uncleared wires and drafts drawn on the account of any Group Company, and (ii) the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Group Companies as of such time.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) CFIUS has concluded that none of the Contemplated Transactions is a “covered transaction” subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Contemplated Transactions, and has concluded all action under the DPA; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision and (A) the President has announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or (B) the President has announced a decision not to exercise authority under the DPA to prohibit the Contemplated Transactions within 15 days after the date on which the President received such report from CFIUS.

“CFIUS Investigation” means a CFIUS review or investigation of the transactions contemplated hereby under Section 721.

“CFIUS Request or Notification” shall have the meaning set forth in Section 10.02(e).

“Closing Cash Payment” means (i) the Estimated Cash Consideration minus (ii) the Escrow Amount minus (iii) the Holdback Cash Amount.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.01(a), 3.02, 3.03(a), 3.03(b)(i), 3.03(c), 3.04(a), 3.05 and 3.20.

“Company IP” means all Intellectual Property Rights and Technology owned by or purported to be owned by any Group Company.

“Company Owned Software” shall have the meaning set forth in Section 3.11(j).

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, (iii) any compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iv) any other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, (x) sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any employee of the Group Companies, or (y) for which any Group Company has any direct or indirect liability, other than any schemes or arrangements mandated by a government outside of the United States.

“Company Products” means products from which the Group Companies are deriving or are scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written, other than any Company Plan, in each case, to the extent legally binding.

“Credit Agreements” means the WhiteHorse Loan Agreement and the BofA Loan Agreement.

“D&O Indemnified Party” shall have the meaning set forth in Section 6.03(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Group Companies, to the conduct of the business of the Group Companies, or to any of the IT Assets or any business data: (i) the Group Companies’ rules, policies, and procedures; (ii) all Laws; and (iii) contracts into which a Group Company has entered or by which it is otherwise bound.

“Debt Financing Entities” means the Debt Financing Sources, their Affiliates and respective current or future officers, directors, employees, agents, stockholders, limited partners, managers, members or partners and their successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Financing Commitments or in connection with all or any part of the Financing described therein (or any replacement debt financings) in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Deferred Taxes” means (i) any payroll Taxes payable by the Sold Company or its Subsidiaries after the Closing Date that would have been payable by the Sold Company or its Subsidiaries on or prior to the Closing Date but for the deferral of such Taxes by the Sold Company or its Subsidiaries pursuant to (A) the relevant provisions of (1) the Coronavirus Aid, Relief and Economic Security Act, enacted on March 27, 2020 (the “CARES Act”) and (2) the American Rescue Plan Act of 2021, or (B) the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65) and (ii) any value added taxes (VAT) first payable by the Sold Company or its Subsidiaries after the Closing Date that would have been first payable by the Sold Company or its Subsidiaries on or prior to the Closing Date but for the deferral of such Taxes by the Sold Company or its Subsidiaries pursuant to the Coronavirus Job Retention Scheme.

“Disclosure Schedules” shall have the meaning set forth in Section 10.01.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Group Companies, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Consideration” means that number of Parent Ordinary Shares equal to (a) (i) the Equity Consideration Value divided by (ii) the Stock Price, minus (b) the Holdback Equity.

“Equity Consideration Value” means an amount equal to 26.2% of the Estimated Consideration; provided that if the issuance of the Equity Consideration would, upon the advice of Parent’s counsel, require Parent to obtain approval of its shareholders under applicable Law (the “Parent Shareholder Approval”), then, to the extent the Parent Shareholder Approval has not been obtained, the Equity Consideration Value shall be reduced to the extent necessary to permit the issuance of the Equity Consideration without the Parent Shareholder Approval and the Estimated Cash Consideration shall be increased by an amount equal to such reduction.

“Equityholder” means any holder of equity interests of Seller or Seller Parent.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or such other entity as Buyer and Seller agree in writing.

“Estimated Cash Consideration” means an amount equal to 73.8% of the Estimated Consideration.

“Estimated Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Export Control Laws” shall have the meaning set forth in Section 3.22(e).

“FCPA” shall have the meaning set forth in Section 3.22(a).

“Final CFIUS Turndown” means the public announcement by the President of the United States of a decision to suspend or prohibit the Contemplated Transactions.

“Final Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.03, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.03 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.03 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.03, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 1.03.

“Financial Statements” shall have the meaning set forth in Section 3.06.

“First Tranche Maximum” means 33.3% of the Equity Consideration.

“First Tranche Sell Down Date” shall have the meaning set forth in Section 5.10(b).

“Foreign Benefit Plan” shall have the meaning set forth in Section 3.14(i).

“Fraud” means actual and intentional common law fraud with respect to the representations and warranties in this Agreement or in any other Transaction Document.  “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise) other than actual and intentional common law fraud.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Sold Company and each of its direct and indirect Subsidiaries.

“Guarantee” shall have the meaning set forth in Section 12.21(b).

“Guaranteed Obligations” shall have the meaning set forth in Section 12.21(a).

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Holdback Agreement” shall have the meaning set forth in the Recitals.

“Holdback Cash Amount” means the aggregate amount of the Holder Cash Consideration (as defined in the Holdback Agreement) under all of the Holdback Agreements.

“Holdback Equity” means the aggregate amount of the Holdback Consideration (as defined in the Holdback Agreement) under all of the Holdback Agreements.

“HSR Act” shall have the meaning set forth in Section 3.13.

“Income Tax Liability” means, with respect to any jurisdiction, an amount equal to the cash liability for income Taxes of a Group Company (or a tax group of Group Companies) first arising in any Pre-Closing Tax Period that is part of a Straddle Period or that immediately precedes a Straddle Period (treating for purposes of this definition any tax period actually ending on the Closing Date as a Straddle Period) and that are unpaid as of the Closing Date, taking into account any estimated payments of such income Taxes; provided that such amount with respect to any jurisdiction may not be less than zero.

“Income Tax Liability Amount” means an amount (calculated as of the end of the Closing Date) equal to the excess (if any) of (A) the sum of the Income Tax Liability separately calculated for (i) each jurisdiction in which a Group Company filed Tax Returns for income Taxes with respect to the last Tax year for which a Tax Return was due (taking into account any applicable extensions) and (ii) each jurisdiction in which a Group Company commenced activities after the end of such Tax year; provided, however, that the “Income Tax Liability Amount” shall (a) be determined in accordance with the past practices of such Group Company, (b) not include any Taxes resulting from any action by Buyer on the Closing Date following the Closing that is outside the Ordinary Course of Business, (c) be determined, in the case of any Straddle Period, by assuming that such Straddle Period ends on the end of the Closing Date (it being understood that items listed in Section 3.09(h) and reportable in a Post-Closing Tax Period shall not be taken into account), (d) shall reflect any Transaction Deductions and (e) be determined by taking into account any liability under Section 965(h) payable by any Group Company, and any Taxes of any Group Company arising or resulting from an inclusion under Section 951 or 951A of the Code for the taxable year that includes the Closing Date, calculated as if the taxable year of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to such amounts ended on the Closing Date, and in each case not taking into account any actions taken by Buyer or the Group Companies after the Closing over (B) the amount of any overpayment of income Taxes of a Group Company calculated using the same principles applicable under clause (A).

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) all obligations of the Group Companies in respect of the principal amount of, and accrued interest, fees and prepayment, redemption or change of control fees, premiums or penalties on, all indebtedness of the Group Companies (A) for borrowed money (excluding all intercompany indebtedness between or among the Sold Company and its wholly owned Subsidiaries) or (B) evidenced by any note, bond or debenture, (ii) all obligations of the Group Companies under real estate leases required in accordance with GAAP to be capitalized on a balance sheet of the Group Companies, (iii) all obligations for the deferred purchase price of property, assets, goods or services (including any earnouts, milestones or other similar obligations), including any Seller financing, any purchase price adjustments or other similar contingent payment obligations (which, in each case, shall be calculated assuming the maximum payment thereunder), (iv) any liabilities in respect of underfunded or unfunded defined benefit pension plans or retiree health or welfare benefit plans, deferred compensation plans or arrangements, the accrued or unaccrued contractual retention bonuses set forth in the Reference Statement, accrued vacation days outstanding for more than one year and severance or other termination-related payments or obligations that are due or accrued but unpaid, as well as the employer portion of any payroll Taxes or similar payments that are required in connection with the amounts set forth in this clause (iv), (v) liabilities in respect of any Deferred Taxes, (vi) all declared but unpaid dividends and distributions, (vii) all net obligations under any interest rate, currency, forward contract, collar, cap or similar hedging agreement or other derivative agreement to the extent payable if such arrangements are terminated at such time, (viii) all letters of credit, surety bonds, bankers acceptances or performance bonds (subject to the following sentence), (ix) all guarantees in respect of clauses (i) through (viii), (x) the Income Tax Liability Amount, (xi) all Tax obligations of the Group Companies with respect to any “escheat,” “abandoned property,” “unclaimed property,” “unclaimed funds” or other similar Laws and (xii) all Liabilities (including an agreed amount of $439,000 for the Hitwise apportionment of the Santa Monica lease at Closing) arising from or relating to the winding down of the Hitwise division and the dissolution of any Subsidiary of the Sold Company (including the Hitwise division Subsidiaries).  Notwithstanding the foregoing, “Indebtedness” shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees to the extent undrawn or (c) any credit, surety bonds, bankers acceptances or performance bonds to the extent undrawn.  For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but (i) before taking into account the consummation of the Contemplated Transactions (but including the cost (including premiums or penalties) to repay any Indebtedness being repaid in connection with the Closing) and (ii) excluding the Financing).

“Intellectual Property Right” means any and all intellectual property and similar proprietary rights under the laws of any jurisdiction throughout the world, including all of the following:  (i) patents and patent applications, including continuations, divisional, continuations-in-part, renewals, reexamination, and reissues, utility models, and other industrial property rights; (ii) trademarks, service marks, trade dress, logos, Internet domain names and social media identifiers and accounts, including common law rights, registrations and applications for registration thereof, together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered), rights associated with works of authorship, and registrations and applications for registration thereof; (iv) and trade secrets, know-how, confidential information, technical data, algorithms, formulae, procedures, and business information; and (v) other proprietary rights in Technology.

“IT Assets” means all computers, computer systems, telecommunication systems, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, cabling and all other information technology assets and equipment, including all documentation related to any of the foregoing, owned or use by, or licensed or leased to, the Group Companies.

“knowledge of Buyer” and “the Buyer’s knowledge” mean the actual knowledge of any of Eldad Maniv, Steve Walker, Lior Golan, Shelly Paioff and Yaron Kaneti as of the applicable date, after reasonable inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“knowledge of Seller” and “the Seller’s knowledge” mean the actual knowledge of any of Bill Glass, Bob Michaelian, Blythe Holden, Phil Scutt and Aaron Young as of the applicable date, after reasonable inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Latest Balance Sheet” shall have the meaning set forth in Section 3.06.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Realty” have the meaning set forth in Section 3.08(a).

“Leases” have the meaning set forth in Section 3.08(b).

“Legal Restraint” shall have the meaning set forth in Section 7.01(d).

“Liability” means any debt, liability, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether accrued, contingent, absolute, secured, unsecured, direct or indirect, liquidated or unliquidated, due or to become due, determined, determinable or otherwise) of every kind and description, whether arising before, on or after the date hereof, and including all costs and expenses relating thereto.

“Liens” means pledges, mortgages, easements, liens, security interests, charges or encumbrances, but excluding licenses of Intellectual Property Rights.

“Lock-Up Agreement” means the lock-up agreement in substantially the form attached hereto as Exhibit C.

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (i) have a material adverse effect on the business, assets, properties or financial condition of the Group Companies, taken as a whole, or (ii) prevent, materially impair or delay the ability of the Group Companies to consummate the transactions contemplated hereby; provided, that, in the case of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause (i) shall not apply with respect to the representations and warranties contained in Article III to the extent such representations and warranties are intended to address the consequences of the announcement or pendency of the transactions contemplated by this Agreement); (ii) operating, business, regulatory or other conditions generally applicable in the industry in which the Group Companies operate; (iii) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iv) taking any action expressly required by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, managing directors or other employees and/or consultants and/or on revenue, profitability and cash flows (in each case, other than those actions taken by Seller, the Group Companies or their respective Affiliates in compliance with Sellers’ obligations under Section 5.01); (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof; (vi) the failure of any Group Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) global, national or regional political conditions, including pandemics (including the COVID-19 pandemic), hostilities, acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such pandemic, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; and (viii) hurricanes, earthquakes, floods or other natural disasters, except, in each case of clauses (ii), (iii), (v), (vii) and (viii), to the extent that such change, effect, event, occurrence, state of facts or development has had a disproportionate adverse effect on the Group Companies relative to other companies operating in the industries in which the Group Companies conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” shall have the meaning set forth in Section 3.10(b).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the current assets of the Group Companies, as of the Reference Time (consisting solely of the line item current asset accounts specified in Exhibit A), minus the current liabilities of the Group Companies, as of the Reference Time (consisting solely of the line item current liability accounts specified in Exhibit A); provided, however, that Net Working Capital shall exclude (x) any Liability reflected in Indebtedness and (y) all income Tax assets and liabilities, all deferred Tax assets and liabilities and shall include all current non-income Tax assets and liabilities.  Net Working Capital excludes (a) any assets included in Cash, (b) any liabilities included under the “Indebtedness” definition and (c) any Tax liability resulting from actions taken by Buyer or the Group Companies after the Closing.  For the avoidance of doubt, Net Working Capital shall be prepared and calculated in accordance with the Accounting Principles.

“Non-Qualified Investor” means any Equityholder that is not a Qualified Investor.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“OFAC” shall have the meaning set forth in Section 3.22(c).

“Open Source Software” means any software that is (a) that is distributed as free or open source software or under similar licensing or distribution models, including software licensed pursuant to any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) licensed pursuant to any Reciprocal Public License, in each case whether or not source code is available or included in such license.

“Order” shall have the meaning set forth in Section 3.12.

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice, subject to such changes made by the Group Companies that are required by applicable Law or are commercially reasonable in light of the then current operating conditions and developments with respect to the Group Companies as a result of the COVID-19 pandemic and actions taken by Governmental Authorities in response thereto; provided that actions taken (or omitted) in response to conditions arising from the COVID-19 pandemic following the date hereof (including as a result of actions of Governmental Authorities taken in connection with such pandemic) shall only be deemed Ordinary Course of Business to the extent such actions (or omissions) are consistent with the Group Companies’ actions taken (or omissions) prior to the date of this Agreement or are required to be taken (or omitted) in order to comply with changes in applicable Law after the date hereof.

“Organizational Documents” shall have the meaning set forth in Section 3.01(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent” shall have the meaning set forth in the Recitals.

“Parent Ordinary Shares” means the ordinary shares, of no par value, of Parent.

“Parent SEC Documents” shall have the meaning set forth in Section 4.07(a).

“Party(ies)” shall have the meaning set forth in the Recitals.

“Payoff Letter” shall have the meaning set forth in Section 5.05.

“Permits” shall have the meaning set forth in Section 3.16.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty that are not violated by the current use and operation of the Leased Realty or the operation of the business of the Group Companies as currently conducted; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Realty that do not materially impair the occupancy, value or use of the Leased Realty for the purposes for which it is currently used or proposed to be used in connection with the Group Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (xiii) liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; and (x) Liens set forth on Schedule 12.01.

“Permitted Transferee” means any Affiliate of Seller that has agreed in writing, in form and substance reasonably acceptable to Parent, to be bound by the provisions of Section 5.10 as if such Person were Seller.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Post-Transaction Employees” shall have the meaning set forth in Section 6.05(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Qualified Investor” means any Equityholder (i)(A) for which Seller has a current W-2 evidencing that such Equityholder is an Accredited Investor or (B) that has provided a complete and accurate Accredited Investor Questionnaire indicating that such Equityholder is an Accredited Investor and (ii) that has executed and delivered to Buyer the Lock-Up Agreement.

“Reference Time” means the close of business of the Group Companies on the Closing Date.

“Registered IP” shall have the meaning set forth in Section 3.10(a).

“Registration Statement” shall have the meaning set forth in the Investor Rights Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remedies Exception” shall have the meaning set forth in Section 3.03(c).

“Required Financial Statements” shall have the meaning forth in Section 5.12(a).

Required Information” have the meaning forth in Section 5.08(a).

“R&W Insurance Policy” means any representation and warranty insurance policy issued to Buyer in respect of the representations and warranties in this Agreement.

“Sanctions” shall have the meaning forth in Section 3.22(c).

“Sanctions Target” shall have the meaning set forth in Section 3.22(c).

“SEC” shall have the meaning forth in Section 1.03.

“Second Tranche Maximum” means 33.3% of the Equity Consideration.

“Second Tranche Sell Down Date” shall have the meaning set forth in Section 5.10(d).

“Section 721” means Section 721 of Title VII of the Defense Production Act and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Registration Rights Agreement” means the investor rights agreement in substantially the form attached hereto as Exhibit D.

“Sold Company” shall have the meaning set forth in the Recitals.

“Sold Shares” shall have the meaning set forth in the Recitals.

“SOX” means The Sarbanes–Oxley Act of 2002 (Pub.L. 107–204, 116 Stat. 745, enacted July 30, 2002).

“Specified Customers” shall have the meaning set forth in Section 3.21(b).

“Specified Affiliated Networks” shall have the meaning set forth in Section 3.21(b).

“Specified Suppliers” shall have the meaning set forth in Section 3.21(d).

“Stock Price” means a price per Buyer Ordinary Share on the Nasdaq Global Market calculated based on the volume weighted average price of the Parent Ordinary Shares on the Nasdaq Global Market (as reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source mutually selected by Buyer and Seller) for the five (5) Business Days ending three (3) Business Days prior to the Closing Date.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subject Shares” means the Acquired Parent Ordinary Shares plus any Parent Ordinary Shares issued or issuable directly or indirectly with respect to or on account of such Parent Ordinary Shares, including Parent Ordinary Shares issued by way of share dividend or distribution, stock split or other subdivision or in a combination of stock, recapitalization, reclassification, merger, amalgamation, consolidation or similar capital transactions.

“Subsequent Tranche Maximum” means 33.3% of the Equity Consideration.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Target Net Working Capital Amount” means $(6,804,000).

“Tax” or “Taxes” means (a) any U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, consumption, equalization levy, digital service (DST) and alike, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, escheat or unclaimed property (whether or not considered a tax under applicable law), capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever imposed by any Governmental Entity, together with all interest, penalties, fines and additions to tax imposed in connection with any item described in clause (a); and (b) in the case of any Group Company, liability for the payment of any amount of the type described in clause (a) (i) under the principles of transferee or successor liability arising out of or resulting from any Pre-Closing Tax Period, or (ii) a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary of similar group or a party to any agreement or arrangement, as a result of which liability of any Group Company to a Taxing Authority is determined or taken into account with references to the activities of any other Person.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any of the Group Companies that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means the IRS and any other Governmental Entity exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Technology” means any and all algorithms, application programming interfaces (APIs), apparatuses, databases and data collections, diagrams, inventions, know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, source code and object code, subroutines, user interfaces, techniques, URLs, web sites, works of authorship, databases and data collections and other forms of technology (whether or not embodied in any tangible form).

“Transaction Bonus Agreements” include any agreement, arrangement or plan providing for compensation in connection with a sale of the Connexity Group, including, without limitation, the agreements listed on Schedule 11.01.

“Transaction Deductions” means all Tax deductions available to the Group Companies that are at least “more likely than not” deductible by the Group Companies for U.S. income tax purposes in a Pre-Closing Tax Period related to the repayment of Indebtedness, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Seller Registration Rights Agreement, the Support Agreement, the Holdback Agreements and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means all fees, expenses and other Liabilities of any of the Group Companies incurred or payable as of the Closing and not paid prior to the Closing related to the Contemplated Transactions, including (i) those payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by any Group Company that performed services in connection with the Contemplated Transactions, (ii) any retention bonus, change in control bonus, transaction bonus, sale bonus (including, for the avoidance of doubt, any rights to be paid based on a portion of the proceeds from the Contemplated Transactions, including, without limitation, payments that may be owed under the Transaction Bonus Agreements) or other similar bonus or incentive and/or severance payment arising on account of any termination of employment arising prior to the Closing, or at the Closing pursuant to actions of any Group Company taken prior to Closing (including, without duplication of items accounted for elsewhere herein, the employer portion of any payroll Taxes or similar payments that are required in connection with such payments or any payment with respect to equity or phantom equity that vests or settles as a result of the Contemplated Transactions and with respect to the Shop Holding Issuance and the Seller Issuance, in each case which are payable by a Group Company) to be paid to any current employee, independent contractor, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Closing that becomes payable as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) any management, transaction or similar fees (including accelerated management fees) payable to any Affiliate of the Sold Company, (iv) any assignment, change in control or similar fees expressly payable as a result of the execution or delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, and all related fees and expenses (and any amounts payable pursuant to any purchase agreement entered into prior to the date hereof providing for the sale of the Group Companies, including any amounts payable on the termination thereof) and (v) fifty percent (50%) of any Transfer Taxes; provided, that in no event shall “Transaction Expenses” include (a) any of the foregoing payments that are triggered by a termination of employment by Buyer that occurs following the Closing or (b) any Tax liability resulting from actions taken by Buyer or the Group Companies after the Closing.

“Transfer” shall have the meaning set forth in Section 5.10(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes and fees (including any penalties and interest thereon).

“U.S.” or “United States” means the United States of America.

“Waived Payments” shall have the meaning set forth in Section 5.07.

“WhiteHorse Loan Agreement” means that certain Term Loan Agreement, dated as of May 21, 2020 (as amended, modified or supplemented from time to time), by and among Connexity, Inc., Shop Holding Corporation, the other guarantors party thereto, the lenders party thereto, and WhiteHorse Capital Management, LLC, as administrative agent on behalf of the lenders.

“Willful Breach” shall mean, with respect to any covenant, an action or omission taken with the knowledge that such action or omission constitutes a breach of such covenant, and which such knowledge shall require the knowledge of Seller (in the case of Seller) or the knowledge of Buyer (in the case of Buyer).

11.02
Other Interpretive Provisions.

(a)
Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)
Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(c)
Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(d)
The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(e)
Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and the rules and regulations promulgated thereunder.

ARTICLE XII

MISCELLANEOUS

12.01
Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or any Affiliate thereof without the joint approval of Buyer and Seller (which approval shall not be unreasonably withheld, conditioned or delayed), except (a) such release or announcement as may be required by Law, in which case the party required to issue or make the release or announcement shall, to the extent permitted by applicable Law, allow (or cause its Affiliate to allow) the other party reasonable time to comment on such release or announcement in advance of such issuance or the making thereof, (b) that the Group Companies shall be permitted to make announcements from time to time to the respective employees, customers, suppliers and other business relations of the Group Companies and otherwise as Seller may reasonably determine is necessary to comply (or cause any other Group Company to comply) with applicable Law or the requirements of any Contract to which any Group Company is a party or otherwise bound (in which case, Seller shall cause such Group Company to consult with Buyer prior to making any such disclosure), and (c) for such announcements or releases required to be made to comply with Section 10.02.  Notwithstanding anything herein to the contrary, any holder of equity of Seller as of the date hereof that is a private equity or venture capital firm may provide information about the subject matter of this Agreement in connection with fundraising, marketing, informational, transactional or reporting activities at any time to any investors or potential investors who are, in each case, subject to customary confidentiality undertakings.

12.02
Expenses. Except as otherwise expressly provided herein, each of Buyer and Seller shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to Parent or Buyer:

TABOOLA.COM LTD.
2 Jabotinsky Street
Ramat Gan 5250501
Israel
Attention:  General Counsel
Email:  legal@taboola.com

with a copy to (which shall not constitute notice):

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Attention: Lee Hochbaum and Darren Schweiger
E-mail: lee.hochbaum@davispolk.com; darren.schweiger@davispolk.com

Notices to Seller:

SHOP MANAGEMENT, LLC

Attention: Blythe Holden
2120 Colorado Ave., 4th Floor
Santa Monica, CA 90404

with a copy to (which shall not constitute notice):

c/o Symphony Technology Group
1300 El Camino, Suite 3000
Menlo Park, California 94025
Attention:  J.T. Treadwell and Stephen Henkenmeier
Email:  [*****]; [*****]

with a copy to (which shall not constitute notice):

PAUL HASTINGS LLP

101 California Street, Forty-Eighth Floor
San Francisco, California 94111
Attention:  Steve Camahort and Jeffrey C. Wolf
Email:  stevecamahort@paulhastings.com; jeffwolf@paulhastings.com

12.04
Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Buyer or Seller without the prior written consent of the non-assigning Party; provided, that Buyer may transfer or assign its rights, interests or obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time or (ii) to any of its Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing and any refinancings, extensions, refundings or renewals thereof; provided, however, that no such transfer or assignment by Buyer shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of Seller to Buyer.

12.05
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06
References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days (excluding Business Days) or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07
Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the inclusion of any item in the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08
Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by Buyer and Seller.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09
Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10
Third Party Beneficiaries. Section 6.03 shall be enforceable by the D&O Indemnified Parties.  In addition, Paul Hastings LLP (“PH”) shall have the right to enforce its rights under Section 12.19.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11
Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12
Buyer Deliveries. Buyer agrees and acknowledges that all documents or other items delivered or made available through the electronic data room established by Seller and accessible by Buyer’s advisors and representatives to Buyer’s advisors or representatives at least on the Business Day prior to the date hereof shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

12.13
Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such contract, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.14
Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15
Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16
Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding that is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17
No Recourse. Except for claims under any Transaction Document against any party to such Transaction Document or in the case of Fraud against any Person who has committed such Fraud, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (a) all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the express parties to this Agreement; (b) no Non-Recourse Party of a Party to this Agreement shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by law, each party to this Agreement, on behalf of itself and its Affiliates (including, with respect to Buyer, after the Closing, the Group Companies), hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Parties; and (d) without limiting the foregoing, to the maximum extent permitted by law, each party to this Agreement, on behalf of itself and its Affiliates (including, with respect to Buyer, after the Closing, the Group Companies), (i) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any party to this Agreement or otherwise impose liability of any party to this Agreement on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement, except for the representations and warranties contained in this Agreement or in any other Transaction Document.

12.18
Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.19
Provisions Respecting Legal Representation.

(a)
Recognizing that PH has acted as legal counsel to Seller, its Affiliates and the Group Companies prior to the Closing, and that PH intends to act as legal counsel to Seller after the Closing, each of Buyer (including on behalf of the Group Companies) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with PH representing Seller and/or its Affiliates after the Closing as such representation may relate to the transactions contemplated herein (including any litigation, arbitration, mediation, or other proceeding).

(b)
In addition, all communications involving attorney-client confidences between any of the Seller and its Affiliates (including the Group Companies) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (“Attorney-Client Communications”) shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies).  Accordingly, the Group Companies shall not have access to any such Attorney-Client Communications, or to the files of PH relating to such engagement, whether or not the Closing shall have occurred.  In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Group Companies.  Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Group Companies) not to, use any Attorney-Client Communication remaining in the records of the Sold Company or any of its Subsidiaries after Closing in a manner that would reasonably be expected to be adverse to any Group Company.

(c)
Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of PH in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (iii) PH shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between or among PH and any of the Group Companies or otherwise.

(d)
Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Group Companies), that in the event of a dispute between Seller on the one hand and any Group Company on the other arising out of or relating to the Contemplated Transactions, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller or its Affiliates any information or documents developed or shared during the course of PH’s joint representation.

12.20
Debt Financing Sources Provisions. Notwithstanding anything in this Agreement to the contrary, the Parties on their own behalf and on behalf of their respective Subsidiaries and Affiliates hereby:  (a) agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Financing Commitments) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agree that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Financing Commitments or other applicable definitive document relating to the Financing, (c) agrees that service of process upon Seller, its Subsidiaries or its Affiliates in any such Action shall be effective if notice is given in accordance with Section 12.03, (d) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e)  waive to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Entity in any way arising out of or relating to, this Agreement, the Financing, the Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agree that none of the Debt Financing Entities will have any liability to Seller or any of its Subsidiaries or Affiliates relating to or arising out of this Agreement, the Financing, the Financing Commitments or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action or proceeding against any Debt Financing Source under this Agreement, the Financing or any Financing Commitments, engagement letter or any other agreement entered into in connection with the Financing or the transactions contemplated hereby or thereby, (h) agree that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 12.20 and (i) agree that the provisions of this Section 12.20 and the definitions of “Debt Financing Entities” and “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner adverse to the Debt Financing Entities without the prior written consent of the Debt Financing Sources.

12.21
Guarantee.

(a)
In consideration of the entry by Seller into this Agreement, upon the terms and subject to the conditions set forth in this Section 12.21, Parent hereby unconditionally and irrevocably guarantees to Seller (a) Buyer’s obligations under this Agreement (the “Buyer Obligations”) and (b) that Buyer and its respective Affiliates will perform when due all of their obligations, covenants and agreements required to be performed under or pursuant to this Agreement prior to the Closing and the payment of any and all Losses incurred or sustained by, or imposed upon, Seller to the extent arising out of any such breach, it being understood that the obligations of Parent hereunder shall terminate at the Closing Date (together with the Buyer Payment Obligations, the “Guaranteed Obligations”).

(b)
Parent agrees that the guarantee contemplated by this Section 12.21 (the “Guarantee”) is a guarantee of payment and not collection.  To the fullest extent permitted by applicable Law, Parent waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of this Guarantee and of the Guaranteed Obligations and notice of protest for nonpayment.  The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part, and shall not be affected by (i) any change in corporate existence, structure or ownership of Parent, Buyer, any Affiliate thereof or any other Person, (ii) the adequacy of any other means Seller may have of obtaining payment related to the Guaranteed Obligations, (iii) any suretyship defense of a guarantor, (iv) any defense (other than any defense that Buyer would have under this Agreement) or set‑off, counterclaim, recoupment and (v) the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or this Guarantee.  In the event that any payment to Seller for a Guaranteed Obligation hereunder is rescinded by the party that made the payment, Parent shall remain liable hereunder as if such payment had not been made.  Parent further agree that the Guaranteed Obligations hereunder shall not be discharged except by complete payment and performance of the Guaranteed Obligations, at which time the obligations under this Section 12.21 shall terminate and Parent and their successors and assigns shall have no further obligations under this Agreement.  Notwithstanding the foregoing, Parent’s obligations under this Section 12.21 shall terminate and Parent shall have no further obligations under this Agreement as of the earliest to occur of (A) the Closing, (B) complete payment and performance of the Guaranteed Obligations, (C) the termination of this Agreement by mutual written consent of Buyer and Seller pursuant to Section 9.01(a), and (D) sixty (60) days after the termination of this Agreement (other than termination for which clause (C) applies), unless (x) a notice of a claim for payment of any Guaranteed Obligation is presented in writing by Seller to Buyer or Parent or (y) Seller shall have commenced a legal proceeding against Parent or Buyer alleging that Buyer is liable for payment obligations under this Agreement or against Parent that amounts are due and owing from Parent  pursuant to this Section 12.21, in each of the cases of clauses (x) or (y), on or prior to such sixty (60) day period (in which case, the date of termination of the Guaranteed Obligations shall be the date the claims set forth in such notice are (I) resolved by a final, non‑appealable order of a court specifically identified in Section 12.16 and all amounts (if any) payable by Parent under this Section 12.21 in respect of such resolution have been indefeasibly paid, observed, performed and satisfied in full, or (II) resolved as agreed in writing by the parties hereto).

(c)
This Guarantee shall be binding upon the successors and assigns of Parent and shall inure to the benefit of Seller and its successors and assigns.  In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause such Person to expressly assume the obligations set forth in this Section 12.21 (it being understood that no such assumption shall relieve Parent or their successors or assigns from their obligations hereunder).  In the event that Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause such Person to expressly assume the obligations set forth in this Section 12.21.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

Parent (solely for the limited purposes of Sections 2.02(b), 7.01, 8.01, 10.02, 12.21):	TABOOLA.COM LTD.

By:	/s/ Adam Singolda
Its:	CEO and Founder

By:	/s/ Eldad Maniv
Its:	President and COO

By:	/s/ Zvi Limon
Its:	Chairman of the BoD

Buyer:	TABOOLA, INC.

By:	/s/ Adam Singolda
Its:	CEO and Founder

By:	/s/ Eldad Maniv
Its:	President and COO

Seller:	SHOP MANAGEMENT, LLC

By:	/s/ Bill Glass
Its:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibit A

Reference Statement

[See attached.]

Exhibit B

Form of Accredited Investor Questionnaire

[See attached.]

Exhibit C

Form of Lock-Up Agreement

[See attached.]

Exhibit D

Form of Seller Registration Rights Agreement

[See attached.]